Exhibit 10(x)
AMENDED AND RESTATED
EXCLUSIVE AGENCY AND
MARKETING AGREEMENT
by and between
MONSANTO COMPANY
and
THE SCOTTS COMPANY
SEPTEMBER 30, 1998

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LIST OF EXHIBITS
Exhibit A:       Central Agreements
Exhibit B:       Termination Notice Regarding Central Agreements
Exhibit C:       Letter Agreement Regarding Plastid Transformation Technology and Associated Genes
Exhibit D:       Permitted Products
LIST OF SCHEDULES

Schedule 1.1(a):	Included Markets
Schedule 1.1(b):	Roundup Products
Schedule 2.2(a)(ii):	Transition Services (to be provided)
Schedule 2.2(a):	Annual Business Plan Format
Schedule 3.1:	Services Outside North America (to be provided)
Schedule 3.2(d):	Cash Flow Chart
Schedule 3.3(c):	Income Statement Definitions and Allocation Methods
Schedule 3.8:	Current Sales of 2.5 Gallon SKU into the Lawn & Garden Channels
Schedule 4.1(a):	Management Structure
Schedule 4.2(a):	Steering Committee
Schedule 4.3(b):	Assigned Employees
Schedule 4.4(a):	Global Support Team

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AMENDED AND RESTATED
EXCLUSIVE AGENCY AND
MARKETING AGREEMENT
     THIS AMENDED AND RESTATED EXCLUSIVE AGENCY AND MARKETING AGREEMENT by and between Monsanto Company, a Delaware corporation (“Monsanto”), and The Scotts Company, an Ohio corporation (the “Agent”), shall be deemed effective as of September 30, 1998, and amended and restated as of November 11, 1998, and shall supersede in its entirety the previous such agreement between the parties hereto, dated as of September 30, 1998. Monsanto and the Agent are some times referred to herein as the “parties.”
WITNESSETH:
     WHEREAS, Monsanto is engaged in the research, development, and commercialization of certain agricultural products;
     WHEREAS, Monsanto has developed and sells Roundup Products (as defined below) and is the exclusive owner of all rights, patents, licenses, and trademarks associated therewith, and possesses the knowledge, know-how, technical information, and expertise regarding the process and manufacture of Roundup Products;
     WHEREAS, the Agent has certain expertise in the promotion, distribution, marketing, and sale of home and garden products;
     WHEREAS, except to the extent that Central (as defined below) remains a nonexclusive agent and distributor of Roundup Products prior to the termination of the Central Agreements (as defined below), Monsanto does not currently possess, nor desire to establish, a distribution system for Roundup Products;
     WHEREAS, the Agent’s distribution system is well-suited for the promotion, distribution, marketing, and sale of Roundup Products;
     WHEREAS, Monsanto desires that the Agent serve as Monsanto’s exclusive agent for the marketing and distribution of Roundup Products, and the Agent desires to so serve, all on the terms set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the foregoing, the terms and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 — DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1. Definitions. As used herein, the following terms shall have the meanings ascribed to them below:
     “Acquiror” shall have the meaning as set forth in the definition of a “Change of Significant Ownership.”
     “Affiliate” of a person or entity shall mean: (i) any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such person or entity, (ii) any officer, director, partner, member, or direct or indirect beneficial owner of any 10% or greater of the equity or voting interests of such person or entity, or (iii) any other person or entity for which a person or entity described in clause (ii) acts in such capacity.
     “Agent” means The Scotts Company, an Ohio corporation.
     “Ag Market” means professionals who purchase and use Roundup Ag Products for Ag, professional and industrial uses.
     “Annual Business Plan” shall have the meaning set forth in Section 2.2(a) hereof.
     “Approved Expense” shall have the meaning set forth in Section 3.3(a) hereof.
     “Allocated” means allocated pursuant to the Allocation Rules set forth in Schedule 3.3(c) hereof.
     “Assigned Employees” shall have the meaning set forth in Section 4.3(b) hereof.
     “ Budget” shall have the meaning set forth in Section 3.3(a) hereof.
     “Business Unit” shall have the meaning set forth in Section 4.3(a).
     “Central” means Central Garden & Pet Company, a Delaware corporation.
     “Central Agreements” means collectively, that certain Master Agreement by and between The Solaris Group (“Solaris”), a strategic business unit of Monsanto, and Central, dated as of July 21, 1995; that certain Exclusive Agency and Distributor Agreement by and between Solaris and Central, dated as of July 21, 1995; that Compensation Agreement by and between Solaris and Central, dated as of July 21, 1995; that Implementation and Transition Agreement by and between Solaris and Central, dated as of July 21, 1995.
     “Change of Control” means, with respect to a Person, (i) the acquisition after the date hereof by any individual (or group of individuals acting in concert), corporation, company,

association, joint venture or other entity, of beneficial ownership of 50% or more of the voting securities of such Person; or (ii) the consummation by such Person of a reorganization, merger or consolidation, or exchange of shares or sale or other disposition of all or substantially all of the assets of such Person, if immediately after giving effect to such transaction the individuals or entities who beneficially own voting securities immediately prior to such transaction beneficially own in the aggregate less than 50% of such voting securities immediately following such transaction excluding the merger or similar transaction currently contemplated between Monsanto and American Home Products; or (iii) the consummation by such Person of the sale or other disposition of all or substantially all of the assets of such Person other than to an Affiliate of such Person; or (iv) the consummation by such Person of a plan of complete liquidation or dissolution of such Person.
     “Change of Significant Ownership” means, with respect to a Person, (i) the acquisition (by purchase, reorganization, merger, consolidation, exchange of shares, or otherwise), by any individual (or group of individuals acting in concert), corporation, company, association, joint venture, or other entity (collectively, the “Acquiror”), but excluding any member of the Hagedorn family or their respectively controlled entities, of beneficial ownership of 25% or more of the voting securities of such Person; and (ii) such Acquiror (A) currently engages (directly or through its Affiliates) in the manufacture, sale, marketing, or distribution of any product containing Glyphosate or any similar active ingredient, or (B) currently sells, markets, or distributes (directly or through its Affiliates) any product(s) in the Lawn and Garden Channels for Lawn and Garden Use, which such product(s), in Monsanto’s reasonable commercial opinion, compete in a material manner with Roundup Products, or (C) may, in Monsanto’s reasonable commercial opinion, materially detract from, or diminish, the Agent’s ability to fulfill its duties and obligations with regard to the Roundup Business, or (D) competes in any material respect with Monsanto in Monsanto’s “Ag” (including seed) or biotech businesses.
     “Commission” shall have the meaning set forth in Section 3.6(a) hereof.
     “Commission Statement” means, for any given Program Year, the statement prepared by the Agent on behalf of Monsanto pursuant to Section 3.6(c) detailing Program EBIT and the amount of the Commission for such Program Year.
     “Conflict” shall have the meaning set forth in Section 7.1 hereof.
     “Conflicting Provision” shall have the meaning set forth in Section 7.3 hereof.
     “Contribution Payment” shall have the meaning set forth in Section 3.5(a) hereof.
     “Cost of Goods Sold” means, for any given Program Year, the aggregate cost, as determined in accordance with GAAP applied on a consistent basis, of Roundup Products sold for such Program Year; provided, however, in computing this amount, the cost of Glyphosate, which is a component of this Cost of Goods Sold, shall equal the amount set forth in the Transfer Price, for such Program Year.

     “Customers” means, with respect to the Included Markets, any Lawn and Garden Channel purchaser of Roundup Products for resale to the Lawn and Garden Market.
     “EDI” means electronic data interchange.
     “Effective Date” means September 30, 1998.
     “Egregious Injury” means the occurrence of an event (caused directly or indirectly by an act or omission of the Agent, its officers, directors, or Affiliates), that in Monsanto’s reasonable commercial opinion, has a material adverse effect on the Roundup L&G Business, the Roundup brand or the agricultural Roundup market; provided, however, no such event shall be deemed to be an Egregious Injury if such event (or the act or omission resulting in such event) resulted from the exercise by Monsanto’s Ag president of his or her right of veto, or was caused primarily by an act or omission of Monsanto or its Affiliates, and such result or causal link, as the case may be, shall be demonstrated by the Agent.
     “EU Countries” means each country belonging (by treaty or otherwise) to the world organization commonly known as the European Union.
     “EU Term” shall have the meaning set forth in Section 10.1 hereof.
     “Event of Default” shall have the meaning set forth in Section 10.4(b) hereof.
     “Excluded Markets” means each country not expressly set forth in the Included Markets.
     “Expense(s)” shall mean any expense or cost, direct or Allocated, incurred by either party in connection with the Roundup L&G Business, including (i) general, marketing, administrative and technical costs or expenses which shall include (a) 50% of the Allocated cost of the salary and bonus of the members of the Global Support Team, (b) 100% of the Allocated cost of the salary and bonus of the Assigned Employees and (c) the Allocated portion of the salary and bonus of the employees of Agent’s Business Units to the extent such employees are working on matters related to the Roundup L&G Business, (ii) service costs directly related to the Roundup L&G Business, including any expenses due under the Central Agreement, and (iii) any capital expenses approved by the Steering Committee.
     “FIFRA” means the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.A. §135, et seq., as amended.
     “Formulation Agreement” means that certain Formulation Agreement by and between Monsanto and the Agent for the manufacture and packaging by the Agent of Roundup Products solely for North America to be entered by the parties upon closing of the sale of the Non-Roundup Assets.

     “GAAP” means generally accepted accounting principles as applied as of the Effective Date, as referred to in paragraphs 10 and 11 of the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69.
     “Global Support Team” shall have the meaning set forth in Section 4.4(a) hereof.
     “Glyphosate” means N-phosphonomethylglycine in any form, including, but not limited to its acids, esters, and salts.
     “Import Price” means an amount within $0.75 of the weighted average import statistics price on approved Glyphosate, expressed in U.S. Dollars per kg of Glyphosate acid equivalent 100%; provided, however, if such statistic is not available for a particular country within the Included Markets, then the amount shall be within $0.75 of the weighted average price on approved Glyphosate for Argentina, plus such additional amounts which Monsanto reasonably determines to equal all additional costs which it would otherwise incur to import Glyphosate to such country (including, without limitation, import duties, shipping, and broker fees).
     “Included Markets” means each country listed on Schedule 1.1(a); provided, however, Schedule 1.1(a) may be amended from time to time in the reasonable discretion of the Steering Committee, upon either the Agent, Monsanto, or the Global Support Team proposing to the Steering Committee such terms and conditions of amendment, including a proposed (i) term (i.e., duration of amendment), (ii) adjustment to the calculation for the Commission, and (iii) adjustment to the Commission Thresholds, provided, however, the proposal for inclusion of a new country demonstrates, in the reasonable opinion of the Steering Committee (x) the existence of, or the potential for, a distinct and profitable Lawn & Garden market, (y) the value added by the Agent in terms of sales and distribution network and synergies, and (z) the lack of adverse impact on Monsanto’s existing agricultural Roundup market.
     “Income Taxes” means federal, state, local, or foreign taxes imposed on net income or profits; provided, however, such term shall not include any “sales or use” taxes or “ad valorem” taxes (as such terms are customarily used) imposed on or resulting from the sale of Roundup Products.
     “Industrial Property” shall have the meaning set forth in Section 6.14 hereof.
     “Insolvency” of the Agent means that the Agent is generally not paying its debts as they become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors or institutes any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeks the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or the Agent takes any action to authorize any of the actions described above in this definition, or any proceeding is instituted against the Agent seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, as to any such proceeding, if being contested by the Agent in good faith, such proceedings remain undismissed or unstayed for a period of sixty (60) days.
     “Lawn and Garden Channels” include: (i) retail outlets primarily serving the Lawn and Garden Market; (ii) independent nurseries and hardware co-ops; (iii) home centers (like Home Depot or Lowes); (iv) mass merchants (like Wal-Mart or K-Mart); (v) membership/warehouse clubs serving the Lawn and Garden Market; and (vi) other current or future channels of trade generally accepted and practiced as Lawn and Garden channels in the industry as may be determined from time to time by the Steering Committee.
     “Lawn and Garden Employee” shall have the meaning set forth in Section 6.13(e).
     “Lawn and Garden Market” means non-professionals who purchase and use Roundup Products for Lawn and Garden Uses.
     “Lawn and Garden Use” means (a) Residential Use as defined in 40 C.F.R. 152.3(u), and (b) any use for which a pesticide can be registered for use under FIFRA or other statutes, rules and regulations throughout the Included Markets in connection with vegetation control in, on or around homes, residential lawns, and residential gardens.
     “Laws” shall mean, with respect to any country, such country’s statutes, regulations, rules, ordinances, or all other applicable laws.
     “MM” means after each number million in U.S. Dollars.
     “Marketing Fee” shall have the meaning as set forth in Section 3.7 hereof.
     “MAT Expenses” means the expenses related to the Roundup L&G Business specified as such in Schedule 3.3(c).
     “Material Breach” shall mean:
          (a) as to the Agent, a breach of this Agreement, which, as initially determined by Monsanto, with the written agreement of the Agent, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) has not been cured within ninety (90) days after written notice thereof has been provided to Agent in accordance with Section 11.9 hereof; and (iii) is not remediable either by the payment of damages by Agent to Monsanto or by a decree of specific performance issued against Agent.

          (b) as to Monsanto, a breach of this Agreement, which, as initially determined by Agent, with the written agreement of Monsanto, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) has not been cured within ninety (90) days after written notice thereof has been provided to Monsanto in accordance with Section 11.9 hereof; and (iii) is not remediable either by the payment of damages by Monsanto to Agent or by a decree of specific performance issued against Monsanto.
     “Material Fraud” shall mean:
          (a) as to Agent, one or more fraudulent acts or omissions committed by Agent or its officers or employees, which, as initially determined by Monsanto, with the written agreement of the Agent, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) was engaged in with the intent to deceive Monsanto; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Agent in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Monsanto, and, if applicable, the Arbitrators.
          (b) as to Monsanto, one or more fraudulent acts or omissions committed by Monsanto or its officers or employees, which, as initially determined by Agent, with the written agreement of Monsanto, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) was engaged in with the intent to deceive Agent; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Monsanto in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Agent, and, if applicable, the Arbitrators.
     “Material Willful Misconduct” shall mean:
          (a) as to Agent, one or more acts or omissions committed by Agent or its officers or employees, which, as initially determined by Monsanto, with the written agreement of the Agent, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) constitutes willful misconduct; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Agent in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Monsanto, and, if applicable, the Arbitrators.
          (b) as to Monsanto, one or more acts or omissions committed by Monsanto or its officers or employees, which, as initially determined by Agent, with the written agreement of Monsanto, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) constitutes willful misconduct; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Monsanto in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Agent, and, if applicable, the Arbitrators.

     “Monsanto” means Monsanto Company, a Delaware corporation.
     “Netbacks” means the expenses related to the Roundup L&G Business specified as such in Schedule 3.3(c).
     “Net Commission” shall have the meaning set forth in Section 3.5(b) hereof.
     “New Product” shall have the meaning set forth in Section 6.11 hereof.
     “Non-Roundup Assets” means the Lawn and Garden business of the Solaris division of Monsanto, comprised of all products other than the Roundup Products being sold separately to the Agent by Monsanto.
     “North America” means the United States of America, Canada and Puerto Rico.
     “Person” means an individual, partnership, limited liability company, joint venture, association, corporation, trust, or any other legal entity.
     “Prime Rate” means, on any given date, the prime rate as published in the Wall Street Journal, for such date or, if not published therein, in another publication having national distribution.
     “Product Offer” shall have the meaning set forth in Section 6.11 hereof.
     “Program EBIT” means, for any given Program Year, the amount of Program Sales Revenues for such Program year, less the amount of Program Expenses for such Program Year, provided, however, for purposes of determining the Agent’s Commission, (i) the amount of the Program EBIT for the 1999 Program Year (as otherwise determined herein) shall be increased by an amount equal to $15MM, (ii) the portion of the aggregate amount representing product returns, inventory not salable in the ordinary course of business, bad debts on trade accounts receivable or any other charge-offs of trade or other receivables which in total exceeds $4MM for the Program Year 1999 shall not be part of the Program Expenses for such Program Year, and (iii) any and all expenses with respect to any Program Year prior to 1999 shall be excluded from Program Expenses for the 2000 Program Year and thereafter, except to the extent any such item is fully reserved as of the Effective Date.
     “Program Expenses” means, for any given Program Year, applied on a consistent basis and in accordance with GAAP and the terms of this Agreement, the sum (without duplication) of (i) the aggregate Approved Expenses for such Program Year and (ii) the Cost of Goods Sold for such Program Year.
     “Program Sales Revenue” means, for any given Program Year, applied on a consistent basis and in accordance with GAAP, all revenues received or accrued by any party hereto from the sale of Roundup Products, less reasonable amounts for returns and credits, consistent with past practice.
     “Program Year” means the period of time beginning on October 1st of a specific calendar year and ending on September 30th of the immediately following calendar year, or such shorter period if a particular Program Year starts or ends in the middle of such Program Year. For example, the first Program Year during the term of this Agreement shall be the 1999 Program Year (i.e., commencing October 1, 1998 and ending September 30, 1999).
     “Quarter” means any consecutive three-month period of a calendar year.
     “Roundup L&G Business” means the marketing, sale, and distribution of Roundup Products through Lawn and Garden Channels to the Lawn and Garden Market for Lawn and Garden Uses.
     “Roundup Bank Accounts” shall have the meaning set forth in section 3.2(d) hereof.
     “Roundup P&L” shall have the meaning set forth in Section 3.2(a) hereof.
     “Roundup Products” means (i) for each of the specific countries part of the Included Markets the products registered for sale solely for Lawn and Garden Uses under a primary or alternate brand now containing the Roundup or Ortho Kleeraway trademarks as listed on Schedule 1.1(d) attached hereto in the specific container sizes and formulations described thereon, it being understood that any change of container size or formulation in any given country part of the Included Markets shall require the approval of the Steering Committee, and (ii) such products as may be added from time to time by mutual agreement of the parties in accordance with the terms of this Agreement.
     “Roundup Records” shall have the meaning as set forth in Section 6.4 hereof.
     “Roundup Sale” means (i) any sale, transfer, assignment or other disposition of all or substantially all of the assets or capital stock of the Roundup L&G Business or (ii) the license of all or substantially all of the Industrial Property.
     “Sell-Through Business” means, with respect to any region, unit volume sales determined by Program Year point-of-sale unit movement at those Customers for which measurable data on a consistent basis is reasonably available and which (i) are among the top 20 Customers in such region for each of the Program Years in question and (ii) provide measurable data on a consistent basis for each of the Program Years in question. Such point-of-sale information shall be based on census data gathered from such top 20 Customers and transmitted via electronic data interchange (EDI) on a weekly reported basis.
     “Significant Deviation” shall have the meaning set forth in Section 4.3(c) hereof.

     “Steering Committee” shall have the meaning set forth in Section 4.1 hereof.
     “Transfer Price” equals, for any given Program Year, expressed in kg of Glyphosate acid on a 100% acid equivalent basis, the following amounts:
          Program Years 1999-2001: Transfer Price equals $6.65; and
          Program Year 2002 and each subsequent Program Year: Transfer Price equals the Import Price.
     “USEPA” means the United States Environmental Protection Agency.
     Section 1.2. Rules of Construction and Interpretation.
          (a) Section References. When a reference is made in this Agreement to an Article, Section, Paragraph, Exhibit or Schedule such reference shall be to an Article, Section or Paragraph of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless otherwise indicated, the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, Paragraph or clause in this Agreement.
          (b) Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa, (ii) “including” is not limiting and (iii) “or” has the inclusive meaning represented by the phrase “and/or.”
          (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (d) No Interpretation against Author. For purposes of contract interpretation the parties to this Agreement agree they are joint authors and draftspersons of this Agreement.
          (e) Conflicts with related Documents. The parties contemplate that various forms, including forms for submitting purchase orders, acceptance of orders, shipping and transportation, will be used in carrying out this Agreement. In the event of conflict between any such forms or other documents of like import and this Agreement, the provisions of this Agreement shall be controlling.
ARTICLE 2 — EXCLUSIVE AGENCY AND DISTRIBUTORSHIP
     Section 2.1. Appointment of the Exclusive Agent. Subject to the terms and conditions hereof, Monsanto hereby appoints and agrees to use the Agent, and the Agent hereby agrees to serve, as Monsanto’s exclusive agent in the Lawn and Garden Market, commencing on the Effective Date, to provide certain services in connection with Monsanto’s marketing, sales, and distribution of Roundup Products to Customers within the Included Markets. Except as otherwise provided in this Agreement, commencing on the Effective Date, Monsanto shall exclusively use the Agent for the performance of all of the services contemplated by this Agreement.
     Section 2.2. The Agent’s Obligations and Standards.
          (a) Services to be Performed by the Agent.
(i)	It is the anticipation of the parties that for the duration of the term of the Central Agreements, Central and its subagents and subdistributors will continue to perform its duties and obligations under the Central Agreements, and Monsanto’s payments to Central for services provided by Central, subagents and subdistributors with respect to the 1999 Program Year only, under the Central Agreements as amended or renegotiated, it being the intention of the parties to amend or terminate the Central Agreements prior to the end of the 1999 Program Year, shall be included in the Expenses payable under this Agreement.

(ii)	It is the understanding of the parties that the Agent currently is not able to perform all or part of the services described hereunder and that Monsanto shall perform such services, or have such services performed, during a certain transition period which may vary according to region and service being contemplated. Accordingly the parties agree to negotiate in good faith and agree, within ninety (90) days from the date of this Agreement, on the terms and conditions pursuant to which Monsanto shall continue to perform or have performed on its behalf, all or part of the services referred to hereunder, provided (x) Monsanto shall provide such services on a basis necessary to service the Customer’s needs and in accordance with the Budget prescribed in the 1999 Program Year Annual Business Plan, and (y) Monsanto shall be solely responsible for any MAT Expenses in excess of the amount provided therefor in such Budget incurred with respect to any such transition services wherever performed. Upon agreement of the parties, such terms and conditions shall be attached as Schedule 2.2(a)(ii) and shall be deemed to form a part of this Agreement ab initio. Such Schedule 2.2(a)(ii) shall contain but not be limited to, the allocation rules applicable in any such region, the prior written notice to be given by the Agent to Monsanto prior to taking over the performance of any given service, the amount of severance cost, if any, which shall be shared by the Agent in case of termination of such Monsanto employee(s) in charge of performing the service being terminated, the obligations of each party with regard to data information, order processing and invoicing, and the Agent’s right of audit.

          Notwithstanding the foregoing, and excluding any duties or obligations which Central continues to perform for the duration of the Central Agreements or Monsanto during the above-mentioned transition period, the Agent shall perform some or all of the following duties and obligations within the parameters and to the extent required to implement the Annual Business Plan approved by the Steering Committee:
               (1) Sales. Pursuant to the Annual Business Plan, the Agent shall perform selling, sales management, and other services related to the sale of Roundup Products.
               (2) Merchandising and In-Facility Services. The Agent shall perform in-store merchandising, store set-up, and other services related to the in-store promotion of Roundup Products.
               (3) Warehousing and Inventory.
                    (i) Warehousing. The Agent shall arrange for warehouse services for all Roundup Products until such time as the products are delivered to proper carriers. The Agent agrees to comply with all applicable environmental rules and regulations in owning or operating any warehouse.
                    (ii) Inventory. The Agent shall be responsible for:
•	coordinating and staffing annual physical inventory for all Roundup Products (including raw materials, packaging- when the Agent shall formulate under the Formulation Agreement- and finished goods). Physical inventories shall be conducted by September 30 of every calendar year and Monsanto shall have the right to request physical counts on specific product at any time upon reasonable request (which shall be at Monsanto’s cost if there are more than two such counts in any Program Year) and to observe or conduct physical counts with Monsanto’s representatives;

•	reconciling the physical inventory to perpetual records;

•	physically moving the Roundup Products out of the warehouse by following a First In, First Out (“FIFO”) policy; and

•	arranging for warehousing of adequate inventory levels of Roundup Products in sufficient quantities to satisfy the criteria set forth in the Annual Business Plan.

               (4) Order and General Administration. The Agent shall have the authority and shall so perform all order taking, order processing, invoicing, collection, reconciliation, general administration, and other related services necessary for the marketing, sales, and distribution of Roundup Products, all of which shall be subject to the Annual Business Plan and the terms of this Agreement. Pursuant to the terms of this Agreement, the Agent shall be responsible for the following obligations:
                    (i) The Agent shall offer to the Customers Roundup Products at such price and under such terms as set forth in the Annual Business Plan or as otherwise established by the Steering Committee.
                    (ii) The Agent shall accept orders for the sale of Roundup Products; provided, however, the Agent shall accept all such orders subject to the availability of Roundup Products on the requested delivery dates.
                    (iii) The Agent shall administer all claims and adjustments for Roundup Products which are damaged during shipment or warehousing.
                    (iv) Subject to Section 5.1, the Agent shall (i) maintain or contract for adequate facilities and technologies to manage consumer information and complaint calls or written correspondence and (ii) be responsible for all reports relating thereto, including (without limitation) reports to any regulatory or governmental authority pursuant to any applicable Law.
               (5) Returns of Roundup Products. The Agent shall manage requests by Customers that Roundup Products, previously sold or shipped, should be returned for credit, either because such Roundup Products are defective or for some other reason. The Agent shall receive any such returned Roundup Products into its warehouses and prepare the appropriate credit memos, subject to the joint approval of the Business Unit and the Global Support Team for any return exceeding $500,000.
               (6) Information on Roundup Products and Consumer Inquiries. The Agent shall provide Customers or potential customers with detailed information concerning the characteristics, uses and availability of Roundup Products as shall be supplied by the Global Support Team. The Agent shall be responsible for maintaining a consumer response center relating to Roundup Products; provided that, unless the Business Unit and the Global Support Team otherwise agree, any human and animal-related health calls shall be automatically or via operator forwarded, with respect (i) to human emergency calls to the Cardinal Glennon Poison Control Center and (ii) to animal emergency calls to the National Animal Poison Control Center.
               (7) Promotion of Roundup Products. Continuously throughout the term of this Agreement, the Agent shall promote the sale of Roundup Products no less aggressively than any other product or product line that the Agent sells and shall perform its duties as Agent in such a manner as to promote goodwill, and particularly customer goodwill, toward Monsanto and Roundup Products.
               (8) Advertising and Promotional Programs to Customers. The Agent shall provide Customers with detailed information concerning the advertising and promotional programs of Roundup Products and facilitate the use by its Customers of such programs to the fullest extent possible (as set forth in the Annual Business Plan).
               (9) Roundup Brand Image and Stewardship. The Agent, in consultation with the Global Support Team, shall promote, in accordance with the Annual Business Plan or as directed by the Steering Committee, the sales and consumer acceptance of Roundup Products using messages and vehicles that are not inconsistent with the brand image established by Monsanto’s Ag division in support of its Roundup branded products and seeds, including but not limited to:
                    (i) Advertising in local and national media;
                    (ii) Providing suitable training of the Agent’s representatives or employees in the areas of product knowledge, product stewardship, sales training, display techniques, promotion and advertising;
                    (iii) Determining the description of consumer and trade communication programs to Customers regarding the sales and distribution of Roundup Products; and
                    (iv) The handling of product complaints with the intent of achieving consumer satisfaction.
               (10) Retail Relationships. The Agent shall maintain retail relationships between the Agent and the Customers, including relationships at headquarters and regional stores.
               (11) Merchandising and Display Techniques. The Agent shall provide Customers with full information concerning the merchandising and display techniques as set forth in the Annual Business Plan. The Agent shall use, fully support and recommend, that Customers fully utilize all such merchandising and display techniques.
               (12) Annual Business Plan. The Business Units, jointly and in cooperation with the Global Roundup Support Team, shall, prepare and deliver to the Steering Committee (i) a preliminary draft for the annual business plan no later than June 15 of each Program Year and (ii) a definitive version thereof no later than September 15 of each Program Year (the “Annual Business Plan”), which establishes the general marketing, distribution, sales information, and specifications of Roundup Products for such Program Year (or shorter period, if applicable) including the Agent’s short and long-term sales goals with respect to Roundup

Products for such Program Year, and more specifically all of the items listed on Schedule 2.2(a). Notwithstanding the foregoing, for the 1999 Program Year, the parties shall have sixty (60) days to agree to the detailed costs and sales components of the Annual Business Plan. Upon approval by the Steering Committee, the Annual Business Plan shall serve as the Agent’s parameters for implementing the day-to-day operation of the Roundup Business; any Significant Deviations from such Annual Business Plan shall require the prior approval of the Steering Committee unless already approved by the Global Support Team and the Business Unit pursuant to Section 4.2.(c ).
               (13) Additional Actions. The Agent shall perform such additional actions, consistent with this Agreement, as directed by the Steering Committee, to implement any Significant Deviations from the Annual Business Plans.
          (b) Employee Performance Standards. The Annual Business Plan shall set forth the employee performance standards required in the parties’ opinion to promote the achievement of the income targets for the Roundup L&G Business in each given Program Year. The Annual Business Plan shall also specify the impact which the failure to meet such performance standards may have on the incentive schemes and bonus plans of the individual members of the Global Support Team and those employees who are part of the Business Units in charge of the Roundup L&G Business.
     Section 2.3 Appointment of Sub-Agents and Sub-Distributors. The Agent shall have the right to delegate part of its obligations under this Article 2 to sub-agents and sub-distributors; provided, however, the Agent shall remain primarily liable for all of its obligations hereunder and shall be primarily liable for any act or omission of any such sub-agent or sub-distributor. To the extent this Agreement creates any obligations on the Agent, such obligations shall apply with respect to any sub-agents or sub-distributors, as the case may be. In connection with the foregoing, any reports or other information to be given to Monsanto shall be given by the Agent and shall include any information applicable to sub-agents or sub-distributors, as the case may be. Notwithstanding the foregoing, the Steering Committee shall have the exclusive right to approve the appointment or termination of any sub-agent or sub-distributor and the terms of any sub-agency or sub-distributorship agreement (including any change or amendment thereto).
     Section 2.4 Limitations on Agent. Notwithstanding anything in this Agreement to the contrary, the Agent shall not, without the written consent of the Steering Committee, take (or initiate) any of the following actions:
          (a) Sell Roundup Products at a price or under terms not permitted under the Annual Business Plan;
          (b) Possess or use any property of Monsanto, except to the extent necessary for Agent to perform its duties and obligations hereunder (e.g., in-store displays);

          (c) Hold itself out as authorized to make on behalf of Monsanto any oral or written warranty or representation regarding Roundup Products other than what is stated on the applicable Roundup Products label or in other written material furnished to the Agent by Monsanto; or
          (d) Intentionally dilute, contaminate, adulterate, or substitute any Roundup Products or sell any Roundup Products for which the indicated measure or any other information on the label is known to the Agent to be grossly false, misleading, or inadequate.
ARTICLE 3 — ACCOUNTING AND CASH FLOW FOR THE ROUNDUP L&G BUSINESS
          The accounting and cash flow procedures and services described in this Article 3 are intended to govern North America only, it being the understanding of the parties that different procedures and services (including the terms thereof) are required in regions other than North America. In addition, the parties understand and agree that the services described in this Article 3 with respect to North America will continue to be provided by Monsanto until and unless the Agent acquires the Non-Roundup Assets. Accordingly, the parties agree to negotiate in good faith and agree, within ninety (90) days from the date of this Agreement, on the terms and conditions pursuant to which Monsanto shall perform the services contemplated by this Article 3 in regions other than North America. Upon agreement of the parties, such terms and conditions shall be attached as Schedule 3.1 and shall be deemed to form a part of this Agreement ab initio. Until the Agent assumes the performance of the services described in this Article 3 with respect to North America and the services to be described in Schedule 3.1 with respect to all other regions, Monsanto shall continue to provide the services contemplated by this Article 3 on a basis necessary to service the Customers’ needs and in accordance with the Budget prescribed in the Annual Business Plan for the 1999 Program Year, including the $35 MM cap on MAT Expenses.
     Section 3.1. Bookkeeping and Financial Reporting.
          (a) Bookkeeping. The Agent shall, on behalf of Monsanto, be responsible for all the bookkeeping for the Roundup L&G Business, which shall include, but not be limited to, (i) setting up a separate set of accounting records reflecting all the items of income, profit, gain, loss and deduction with respect to the Roundup L&G Business, including a profit and loss statement (“Roundup P&L”) and all other records relating to the Roundup L&G Business including sales invoices and customer data (the “Roundup Records”) in accordance with the written set of accounting policies (including the currency exchange methodology used by Monsanto) as shall be provided by Monsanto; provided, that if any change in Monsanto’s accounting policies would adversely affect the Agent’s Commission (other than in a de minimis amount), the parties shall negotiate in good faith to change the thresholds and/or the Commission, as appropriate, to eliminate such adverse affect; (ii) collecting, recording and safeguarding receipts of all receivables and payables, costs or expenses either directly incurred by the Roundup L&G Business or Allocated thereto by either party pursuant to the terms of Section

3.3 hereof. At all times, the Agent shall make available via computer and/or original documentation, to the Assigned Employees designated by Monsanto continuous access to the Roundup Records as appropriate on a need-to-know basis, such access shall include, but not be limited to, daily sales updates.
          (b) Financial Reporting. The Agent shall provide to Monsanto monthly financial statements, including (i) the Roundup P&L, balance sheet and cash flow statements, (ii) the Netback expense detail (accruals and actuals), (iii) all other Expense detail (accruals and actuals), and (iv) Cost of Goods Sold detail. Such monthly financial statements shall be provided (i) in their preliminary form, no later than four (4) business days following the end of the calendar month, and (ii) in their final form, together with an estimate of sales for the current month, no later than six (6) business days following the end of the calendar month.
          (c) Audit. Monsanto shall have the right to periodically audit or have an independent accountant audit, on Monsanto’s behalf, all the Roundup Records. The audit shall be at the cost of Monsanto unless any material error has been committed by the Agent, in which case the Agent shall bear the cost of the audit. Upon exercise of its right of audit, and discovery of any disputed item, Monsanto shall provide written notice of dispute to the Agent. The parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.
     Section 3.2. Ordering, Invoicing and Cash Flow Cycle.
          (a) Ordering and Invoicing. The Agent shall perform, on behalf of Monsanto, all order taking, order processing and invoicing for the Roundup Products, it being understood that orders filled for Roundup Products shall be invoiced on the invoices used by the Agent for its other non-Roundup products provided such invoices or their EDI version shall (i) identify the Agent as an agent for Monsanto for the sale of all Roundup Products and Monsanto as the actual transferor of title to Roundup Products; (ii) direct payment of such invoice to be made directly to the account designated by the Agent; and (iii) include all taxes (other than Income Taxes), duties, and other charges imposed by governmental authorities based on the production or sale of Roundup Products or their ownership or transportation to the place and time of sale
          (b) Customer Remittances. Customers of Roundup Products shall be directed, as per the invoices, to remit directly the invoiced amounts for all Roundup Products to the Agent’s designated bank account.
          (c) Daily Receipts. On or before October 31, 1998, the parties shall determine, based on the Program Year ending on September 30, 1998, the average daily pro rata share of Customers’ remittances for the purchase of Roundup Products versus the non-Roundup products sold by Monsanto to said Customers during such period. Using said daily pro rata share, the Agent shall, on a daily basis, remit to the account designated by Monsanto for such purposes, the estimated portion of Customers’ remittances for the Roundup Products. At the end of each month, the Agent shall verify the actual amount of the Customers’ remittances for the Roundup Products paid over the past month and shall send to Monsanto a monthly reconciliation statement, either with a check in the event the actual amount exceeds the total daily prorated estimate paid out to Monsanto for such month or with an adjustment request in the event the actual amount is below the total daily prorated estimate paid out to Monsanto for such month. Customer payment deductions that do not initially, clearly apply to Roundup Products shall not be withheld by the Agent from the daily remittances to Monsanto. If the Agent subsequently determines any of such payment deductions apply to sales of Roundup Products, the Agent shall be reimbursed therefor as part of the monthly cash reconciliation. Monsanto and the Agent agree that general Customer payment deductions will be prorated based on applicable sales, for which the Agent will also be reimbursed in the monthly cash reconciliation. Any non-Roundup Product payment deductions, for whatever reason, shall not be applied against Roundup Products.
          (d) Roundup Bank Accounts. Monsanto shall establish or use existing bank accounts (the “Roundup Bank Accounts”) to serve as the bank accounts dedicated exclusively to the Roundup L&G Business (i) for the receipt of Monsanto’s daily disbursements as described in Section 3.2(c), and (ii) for making any and all payments incurred in connection with the Roundup L&G Business either as direct Expenses of the Roundup L&G Business or as reimbursements to either party for services rendered or out of pocket costs related to the Roundup L&G Business as described more particularly in Section 3.3 hereof. Monsanto shall grant the Agent’s nominee the authority to manage the Roundup Bank Accounts on Monsanto’s behalf, and more generally take any and all actions requested for the payment of all the Roundup L&G Business Expenses in compliance with the terms of Section 3.3 hereunder as per the Cash Flow Chart attached hereto as Schedule 3.2(d); provided that checks in an amount over $25,000 shall also require the co-signature of an Assigned Employee or a member of the Global Support Team. Monsanto shall further cause such Roundup Bank Accounts to have at all times a zero balance account but to receive immediate and automatic funding upon presentation of any checks. Monsanto may perform its own reconciliation of the Roundup Bank Accounts and may conduct a weekly review of the check register.
     Section 3.3. Expenses and Allocation Rules
          (a) Expenses. Each and every Expense, either as a direct expense or an allocated one, shall only be charged to the Roundup L&G Business and consequently taken into account in the Program EBIT statements set forth in Section 3.6(c) hereto if part of a category of Expenses specifically authorized by the terms of the Annual Business Plan and within the aggregate amount prescribed in the Annual Business Plan for such category of Expense (“Budget”) (“Approved Expense”). Any Expense which shall exceed its prescribed Budget shall solely be the responsibility of the party incurring it unless such expense is required to implement an approved Significant Deviation from the Annual Business Plan or is necessary to support sales orders above budgeted sales pursuant to sales programs contemplated by the Annual Business Plan.
          (b) Direct vs. Allocated. Each party shall have the right to verify whether any particular Expense is an Approved Expense by sending a written inquiry to that effect to the Agent’s nominee. The party incurring an Expense shall endeavor to promptly provide upon request of the Agent’s nominee the appropriate documentary evidence supporting such Expense. Upon failure by the said party to provide the appropriate documentary evidence, the inquiring party shall have the right to send a written notice of dispute to the other party and the parties shall resolve such dispute in the manner set forth in Section 3.4 hereof. Upon determination by such Independent Accountant (as defined below) that the Expense was not Approved, such Expense shall be deducted from the Program Expenses and the party having incurred such Expense shall either promptly reimburse it to the Roundup Bank Account, or shall withdraw its request for reimbursement if not reimbursed yet.
     Expenses shall be classified into (i) direct expenses of the Roundup L&G Business payable to vendors, which shall be submitted directly to the Agent’s nominee for payment out of the Roundup Bank Account or (ii) as Allocated Expenses which shall be submitted by either party to the Agent’s nominee for reimbursement out of the Roundup Bank Account. Payment of any direct expenses incurred by either party on behalf of the Roundup L&G Business shall be made as they become due in accordance with the applicable commercial terms agreed upon with each vendor.
     Allocated Expenses shall be paid on the fifteenth (15th) day of each month provided such allocated Expenses shall be submitted in writing no more than five (5) days after the end of each month to the Agent’s nominee in charge of the Roundup Bank Account.
          (c) Allocation Rules. In the performance of their obligations under this Agreement, each party shall incur allocated Expenses directly related to the Roundup L&G Business. Each allocated Approved Expense, regardless of the party incurring it, shall be reimbursed as described in Section 3.5(b) provided such expense shall be allocated in accordance with the Allocation Rules set forth for each category of cost and service per country or region, as the case may be, in Schedule 3.3(c) attached hereto (“Allocated Expense”).
     Section 3.4. Resolution of Disputes Arising under Article 3. Unless otherwise agreed by the parties, each party shall have the right, within twenty (20) days of receipt of the quarterly or annual financial statements to send a written notice of dispute to the other party. Upon receipt of such notices of dispute, the parties shall undertake the following steps:
          (i) First, for a period of fifteen (15) days, the parties shall negotiate in good faith for the purposes of attempting to mutually agree upon the item in dispute;
          (ii) Second, if parties are unable to mutually agree upon the item in dispute, then within seven (7) business days following the expiration of such fifteen (15) day period, the parties shall agree in writing upon the selection of a nationally recognized independent accounting firm (the “Independent Accountant”) to resolve the dispute. If the parties cannot agree upon such Independent Accountant within such time frame, then the Independent Accountant shall thereupon be selected by the American Arbitration Association (the “AAA”), with preference being given by the AAA in making such selection to any one of the “Big Five” accounting firms (except for any firm which performs accounting services for either party)

willing to perform the services required hereunder. The Independent Accountant shall be instructed to act within thirty (30) days to resolve the dispute, and its decisions with respect to the dispute shall be final and binding upon the parties. The fees and expenses of the Independent Accountant with respect to the settlement of the dispute shall be borne equally by the parties.
     Section 3.5. Fixed Contribution to Expenses
          (a) Amount and Purpose. Each Program Year the Agent shall make a fixed contribution to the overall Expenses of the Roundup L&G Business in an amount equal to twenty million U.S. Dollars ($20,000,000) (“Contribution Payment”). Such Contribution Payment shall be payable by the Agent to Monsanto in twelve equal monthly installments which shall be due on the first day of each month and shall not be subject to any “set-off”.
          (b) Temporary Deferral. Notwithstanding the foregoing, but subject to Section 10.9, for the first three Program Years, all or part of the Contribution Payment shall be deferred as shown in Table 1 set forth below. Such forty million U.S. Dollars ($40,000,000) deferral shall not be deemed to constitute a loan by either party but a mere cash flow adjustment between the parties.
Table 1

Year	Contribution Payment	Amount Deferred
1999	-0-	$20MM
2000	$5MM	$15MM
2001	$15MM	$ 5MM
2002	$20MM
2003-18	$25MM until the full $40MM bearing an 8% interest (starting to run on the date each monthly installment would otherwise be due) is entirely recovered by Monsanto, at which point the Contribution Payment shall revert to $20MM per Program Year.
     Notwithstanding the above payment schedule shown in Table 1 beginning in Program Year 2001, recovery of such deferral shall be accelerated with the Contribution Payment being increased by 50% of the amount by which the Agent’s Net Commission exceeds the amounts shown in Table 2 set forth below. Any such increase of the Contribution Payment shall be paid by adjusting the latest monthly installment upon receipt of the final Program EBIT statement by November 30 of every calendar year. For purposes of this Section 3.5(b), “Net Commission” means the Commission as determined pursuant to the terms of Section 3.6(a) less the Contribution Payment applicable pursuant to this Section 3.5.

Table 2

Year	Net Commission Level
2001	$32.5MM
2002	$28.1MM
2003	$26.7MM
2004	$30.5MM
2005	$34.6MM
2006	$38.9MM
2007	$43.5MM
2008	$49.0MM
               Upon termination of this Agreement for any reason other than Egregious Injury, Material Fraud or Material Willful Misconduct on the part of the Agent, Monsanto shall forfeit recovery of any portion of the $40MM (or interest thereon) unpaid on the date of termination.
     Section 3.6. Commission.
          (a) Amount of Commission. In consideration to the Agent for performance of its duties and obligations hereunder, the Agent shall be entitled to a Commission (“Commission”). Such Commission shall represent a percentage of the Program EBIT realized by the Roundup L&G Business, which percentage shall vary in accordance with the formula set forth below.

	Amount of Program EBIT
Year	First Commission Threshold	Second Commission Threshold
1999-2000	$30,000,000	$80MM
2001	$31,250,000	$80MM
2002	$32,531,250	$80MM
2003	$33,844,531	$80MM
2004	$35,190,645	$80MM
2005	$36,570,411	$80MM
2006	$37,984,471	$80MM
2007	$39,434,288	$80MM
2008	$40,920,145	$80MM
2009+	$30,000,000	$80MM

The Commission shall be equal to:

Amount of Program EBIT		Multiplied By
(1)	0 - First Commission Threshold:	0%

(2)	Second Commission Threshold less
	First Commission Threshold:	46% in Program Year 1999*
44% in Program Year 2000
40% thereafter

(3)	Above the Second Commission
	Threshold:	50%**

*	1999 Program EBIT shall be increased by $15MM.

**	subject to Section 3.5(b).
Provided both the First and Second Commission Thresholds set forth above may be amended from time to time by mutual agreement of the parties following the inclusion or exclusion of either new or existing countries in the Included Markets. In the event of a Regional Performance Default in the UK or in France, there shall be no adjustment to either the First Commission Threshold or the Second Commission Threshold. In the event of a Regional Performance Default in any region other than the UK and France, both thresholds shall be reduced by such region’s pro rata contribution to the preceding Program EBIT. Notwithstanding the foregoing, in the event of the non-renewal of the EU Term due to Monsanto, the First Commission Threshold shall be reduced to -0- for the remainder of the term of this Agreement.
          (b) Payment of Commission. Within thirty (30) days following the end of each month, the Agent, on behalf of Monsanto shall determine whether a Commission becomes payable, i.e., whether the cumulative Program EBIT for the Program Year up to the preceding month equals an amount in excess of the First Commission Threshold. If so, the Agent, on behalf of Monsanto shall by check or wire transfer, to the Agent’s designated account for the payment of the applicable Commission pursuant to the formula set forth in Section 3.6(a) subject to any adjustments pursuant to Section 3.6(c).
          (c) Final Determination. Within fifteen (15) days following the end of each Program Year, the Agent shall deliver to Monsanto a Commission statement which shall contain the final determination of the Commission due at the expiry of the Program Year and shall set forth any eventual adjustments, to the amounts paid up to the Agent under Section 3.6(b) during the preceding Program Year. If within fifteen (15) days following the receipt of such Commission statement by the Agent, Monsanto does not provide the Agent written notice of objection to the Commission statement, the amount of the Commission for such Program Year shall be as provided thereon. If within such fifteen (15) days following receipt of such

Commission statement by Monsanto, Monsanto does provide the Agent written notice of objection to the Commission statement, the parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.
     Section 3.7. Marketing Fee. In consideration for the rights and benefits granted to the Agent hereunder exclusively for North America as hereby expressly acknowledged and agreed to by both parties, the Agent shall pay to Monsanto, on or before September 30, 1998, an amount equal to thirty-two million U.S. Dollars ($32,000,000) (the “Marketing Fee”) in immediately available funds.
     Section 3.8. Additional Commission
     (a) The parties acknowledge that Monsanto currently sells Glyphosate-based products current under the Roundup trademark, directly or indirectly, to professional, industrial and agricultural users (“Roundup Ag Products”). Monsanto acknowledges that one of such Roundup Ag Products, the 2.5 gallon SKU containing 41% concentration of Glyphosate (the “2.5 Gallon SKU”), is currently being sold through those certain Lawn and Garden Channels in the United States set forth on Schedule 3.8 attached hereto and may be purchased by consumers in the Lawn and Garden Market. Schedule 3.8 also sets forth Monsanto’s (but not its distributions) sales into Lawn and Garden Channels in the U.K. and France. Monsanto also acknowledges its obligations pursuant to Section 6.13(b) hereof.
     (b) On and after the Effective Date, the Agent shall support and manage the sale of the 2.5 Gallon SKUs that were previously being sold directly by Monsanto through such Lawn and Garden Channels. As compensation therefor, in addition to the Commission otherwise payable to the Agent hereunder, the Agent shall be paid a 10% commission on all such sales of 2.5 Gallon SKUs sold through the Lawn and Garden Channels in the United States set forth on Schedule 3.8. The parties acknowledge that the sales resulting from such 2.5 Gallon SKUs shall not be included in the Program Sales Revenues hereunder.
     (c) Except to the extent provided in Section 3.8(b) above, on and after the Effective Date, Monsanto shall use its reasonable efforts to ensure that Roundup Ag Products are not sold, directly or indirectly, through Lawn and Garden Channels to consumers in the Lawn and Garden Market in the Included Markets. In the event that in the normal course of business the Agent determines based on satisfactory evidence that a material amount of the 2.5 Gallon SKU is being sold directly by Monsanto through Lawn and Garden Channels for Lawn and Garden Use in the United States other than as set forth on Schedule 3.8 or a material amount of additional Roundup Ag Products above historical sales levels as of the date of this Agreement is being sold through Lawn and Garden Channels to consumers for Lawn and Garden Use in the Included Markets, the parties shall negotiate in good faith to include, subject to the principles set forth in Section 3.8(e), an appropriate percentage of such incremental sales to reflect such Lawn and Garden Use within the definition of Program Sales Revenues so that the Agent receives credit therefor for purposes of calculating the Agent’s Commission.

     (d) Prior to the finalization of the Annual Business Plan for each program Year, Monsanto shall provide the Agent with notice of any significant changes in the pricing of any Roundup Ag Product that may be sold through Lawn and Garden Channels for Lawn and Garden Use in any Included Market during such Program Year. For the thirty (30) days after receipt of such notice, the parties shall negotiate in good faith, and the Steering Committee shall affect, if so agreed, an appropriate adjustment to the Agent’s Commission and/or Thresholds to address the impact of such proposed pricing changes on the Annual Business Plan for such Program Year. In the event the parties are unable to reach agreement within such thirty (30) day period, the Agent’s Commission and/or Thresholds shall remain unchanged provided that at the end of the such Program Year the Agent shall have the right to request a retroactive adjustment of the Commission or Threshold for such Program Year upon demonstrating , based on actual numbers for such Program Year, a significant impact on the Roundup Lawn and Garden Business.
     (e) In implementing the foregoing, the parties shall follow the following principles: (i) that Monsanto’s sales of Roundup Ag products are not intended for Lawn and Garden Use and that Monsanto shall not sell Roundup Ag Products directly or promote the indirect sale thereof, through Lawn and Garden Channels to consumers for Lawn and Garden Use in the Included Markets and (ii) that there shall be no transfer of historical or future sales of Roundup Ag products in the Ag Market into Program Sales Revenues. Furthermore, the parties acknowledge that Roundup Ag Products having a formulation consisting of 41% or more Glyphosate and in container sizes over 2.5 gallons in the United States or over one liter in the other Included Markets shall be presumed to have no Lawn and Garden Use and therefor that sales of such Roundup Ag Products shall not be deemed to compete with Roundup Products in a manner that would justify adjustment of the calculation of Program Sales Revenues; provided that if the Agent is able to demonstrate to the Steering Committee that a material change in the amount of such Roundup Ag Products above historical sales levels as of the date of this Agreement are being sold through Lawn and Garden Channels to consumers for Lawn and Garden Use in the Included Markets, the parties shall negotiate in good faith pursuant to Section 3.8(c) to adjust the calculation of Program Sales Revenues.
     (f) In order to demonstrate the foregoing, by way of example only: (i) Assume that sales of 2.5 Gallon SKUs in the U.S. by Monsanto, directly or indirectly, through Lawn and Garden Channels in the Included Markets set forth on Schedule 3.8 for the 1999 Program Year are $10MM; (ii) assume that the sales of such 2.5 Gallon SKUs for the corresponding period from October 1, 1997 through September 30, 1998 were $6MM; and (iii) assume that of such incremental $4MM of sales in the 1999 Program Year, 40% are to consumers in the Lawn and Garden Market and 60% are to consumers in the Ag Market. In such event, with respect to the 1999 Program Year, the Agent would be entitled to an additional commission equal to $840,000, comprised of 10% of $6MM (the historical sale level of 2.5 Gallon SKUs) and 10% of $2.4MM (60% of the $4MM in incremental sales of 2.5 Gallon SKUs), and that Program Sales Revenues for the 1999 Program year will be increased by $1.6MM (40% of the incremental $4MM in sales). A similar analysis would apply to sales of other Roundup Ag Products, other than the 2.5 Gallon SKU, through Lawn and Garden Channels to consumers in the Lawn and Garden Market.

ARTICLE 4 — ROUNDUP L&G BUSINESS MANAGEMENT STRUCTURE
     Section 4.1. Underlying principles for the Roundup L&G Business Management Structure
     (a) The Roundup L&G Business management structure, as described in this Article and in Schedule 4.1(a), has been created for the purposes of fostering and promoting the following interests of the parties:
(i)	Common Interests:
(A)	achieve the maximum volume and profit levels for the Roundup Business;

(B)	continue to strengthen the Roundup brand; and

(C)	leverage the strengths of both parties while working together in a constructive and harmonious way.
(ii)	Monsanto’s Interests:
(A)	retain ability to resume full management of the Roundup Business upon termination of this Agreement;

(B)	retain control over key business decisions; and

(C)	provide global stewardship of the Roundup brand.
(iii)	The Agent’s Interests:
(A)	manage the Roundup Business within the parameters of approved Annual Business Plans;

(B)	have clear reporting relationship to Business Units heads for all Assigned Employees within the Business Units; and

(C)	have clear definition of roles and responsibilities for all Assigned Employees within the Business Units.
     (b) The parties understand that such structure may be amended from time to time by mutual agreement of the parties provided any such change shall take into account the respective interests of each party as described hereunder.

     Section 4.2. Steering Committee.
     (a) Appointment. Monsanto and the Agent shall each appoint by April 1 of each year two (2) executives to a steering committee (“Steering Committee”) provided, however, any vacancy shall be filled in such a manner that the parties shall maintain their respective proportionate representation on the Steering Committee and that upon failure by either party to appoint said two (2) executives by such time, the two (2) executives previously appointed by such party shall be deemed appointed for another Program Year. Notwithstanding the foregoing, the members of the Steering Committee for the Program Year 1999 shall be the individuals whose names are set forth as Schedule 4.2(a) attached hereto. In addition, the head of the North America Business Unit shall be entitled to participate, with no voting right, at every meeting of the Steering Committee, and to invite, as the need may arise, the heads of the other Business Units to said meetings (equally without voting rights).
     (b) Meetings, Quorum and Voting Requirements.
          (1) Meetings. The Steering Committee shall meet at least once a year for purposes of approving the Annual Business Plan no later than September 15 of every calendar year. Any member of the Steering Committee shall have the right to call a special meeting of the Steering Committee provided a prior written notice of at least fifteen (15) days shall be given to each member together with an agenda for such meeting.
          (2) Quorum and Voting Requirements. The quorum for any meeting of the Steering Committee shall require the participation of all four (4) members except that any member shall be deemed present when participating via phone or video conference. Any decisions by the Steering Committee may be taken by the affirmative vote of a majority of three (3) of the members of the Steering Committee. In the event of a deadlock, when a particular vote is divided equally between the four members, the matter shall be submitted to the president of Monsanto’s Ag division, who shall have the exclusive discretion to resolve the matter and such decision shall bind the Steering Committee to such action or inaction. Notwithstanding any future assignment of this Agreement to a third party by reason of a Roundup Sale, the President of Monsanto’s Ag division shall retain its right of veto in case of deadlock of the Steering Committee.
               For every meeting of the Steering Committee, minutes shall be kept and circulated for approval to all four members. Every decision of the president of Monsanto’s Ag division shall also be recorded in writing and distributed to the members of the Steering Committee.
     (c) Authority. The Steering Committee shall:
(i)	approve all Annual Business Plans, and any Significant Deviations (as described in Section 4.3(c)) therefrom not previously approved jointly by the Business Units and the Global Support Team;

(ii)	approve any and all strategic plans;

(iii)	review monthly reports submitted by the Business Units for the purposes of monitoring achievement and redirecting the Business Units by issuing a formal amendment to the Annual Business Plan then in effect;

(iv)	monitor and redirect, if need be, the performance of the Global Support Team;

(v)	approve any decisions relating to key personnel assigned to the Roundup Business within the Business Units, including Monsanto’s and the Agent’s employees;

(vi)	resolve any disagreement occurring between a Business Unit and the Global Support Team; and

(vii)	decide any other matter mutually agreed upon by Monsanto and the Agent.
     Section 4.3. Business Units.
     (a) Role and Reporting. The Roundup L&G Business shall be managed, on behalf of the Agent, by its respective pesticide business units in North America, Europe and Asia (“Business Units”) provided that, for the management of the Roundup L&G Business, the head of each of the three Business Units shall report directly to the Steering Committee.
     (b) Monsanto’s Assigned Employees. For the term of this Agreement, Monsanto shall assign the equivalent of fifteen (15) of its own employees (“Assigned Employees”) to fulfill the functions set forth in Schedule 4.3(b) within the three Business Units. The number of said Assigned Employees may vary from time to time upon mutual agreement. Monsanto may, from time to time, with the Agent’s written approval, substitute individuals to serve as the Assigned Employees, by providing prior written notice thereof to the Agent. The Assigned Employees shall serve under the guidance and supervision of the Business Unit head of the Business Unit they shall join.
          Monsanto shall remain the employer of the Assigned Employees for all purposes of any and all liability and health insurance, employee benefit plans, and workers compensation coverage, and shall be responsible for all compensation and other benefits. Performance reviews shall be first recommended by the Business Unit head in charge of such Assigned Employees.
     (c) Duties. The three Business Units shall be responsible for:
(i)	taking any and all necessary actions to implement the approved Annual Business Plan and strategic plans, as may be amended from time to time,

either by mutual agreement of the Business Unit and the Global Support Team or by the Steering Committee as described in Section 4.2(c);

(ii)	managing the day-to-day Roundup L&G Business;

(iii)	developing and submitting, in cooperation with the Global Support Team all strategic and Annual Business Plans;

(iv)	communicating, in writing or via meetings, on a regular basis, with the Global Support Team on all significant issues affecting the Roundup L&G Business; and

(v)	notifying the Global Support Team of any deviation to the Annual Business Plan, which, in their view, is reasonably likely to have a financial impact on the Program EBIT of at least $500,000 or constitutes a significant deviation from a non-financial item approved in the Annual Business Plan (“Significant Deviation”).
     Section 4.4. Global Support Team.
     (a) Appointment. Monsanto shall name three (3) individual employees of Monsanto to form a support team (the “Global Support Team”) whose names and individual responsibilities are described on Schedule 4.4(a) as attached hereto. Monsanto may from time to time substitute any individual serving on the Global Support Team, with the written approval of the Agent, by providing a prior written notice to the Agent to such effect.
     (b) Duties. The Global Support Team shall be responsible to:
(i)	participate actively in the development of all strategic and Annual Business Plans;

(ii)	act as a liaison between any of Monsanto’s functions or departments providing a support service to the Roundup Business (such as R&D, regulatory, etc.) and monitor the quality of services rendered;

(iii)	provide stewardship for the Roundup brand image worldwide;

(iv)	prepare internal assessments of the performance of the Roundup L&G Business for Monsanto management;

(v)	review, and approve any performance reviews prepared by the Business Unit head for any of the Assigned Employees;

(vi)	participate in planned key customer interactions and program presentations, either by participation in meetings or in preparatory sessions therefor;

(vii)	review and approve any material change or deviation in consumer communication, mass media, packaging design or any other marketing tactic that directly impacts the consumer perception and interface with the brand which may occur from time to time;

(viii)	review and approve any Significant Deviation from the Annual Business Plan; and upon failure to agree with the Business Unit, prepare a recommendation to submit to the Steering Committee for resolution, provided that the Business Unit may similarly prepare a recommendation to submit to the Steering Committee.
ARTICLE 5 — DUTIES AND OBLIGATIONS OF MONSANTO
     Section 5.1. Monsanto’s Obligations and Rights. Subject to Section 2.2(a)(ii) and Article 3, unless and until expressly directed otherwise by the Business Units, with the prior written approval of the Steering Committee Monsanto shall continue to support the Roundup L&G Business by performing necessary services. Notwithstanding the foregoing, at all times during the term of this Agreement, Monsanto shall be solely responsible for the following functions:
          (a) Research and Development. Monsanto shall, in its sole discretion, continue to develop new Glyphosate-based herbicide formulations more particularly as described in Section 6.10 hereof;
          (b) Regulatory Compliance. Monsanto shall be responsible for ensuring that all Roundup Products and the labels for such products comply with the USEPA and applicable Laws of each state and country within the Included Markets, including obtaining and maintaining all governmental registrations, registration applications, temporary registrations, all data pertaining to such registrations as submitted to governmental agencies, experimental use permits, applications and emergency use exemptions, all with respect to the Roundup Products;
          (c) FIFRA 6(a)(2). Monsanto shall be responsible for maintaining a customer response center relating to Roundup Products, which will solely manage the medical response calls (including human and animal health-related calls) and related FIFRA 6(a)(2) issues (the “CRC”). Monsanto shall be responsible for all reports related thereto, including (without limitation) reports to any regulatory or government authority pursuant to any applicable Law; and
          (d) Sales Promotion. Monsanto shall, in accordance with the Annual Business Plan, promote the sales and consumer acceptance of Roundup Products by:

                    (i) providing suitable training to the Agent’s representatives or employees in the areas of product knowledge and product stewardship; and
                    (ii) providing the Agent and Customers with technical and product information, manuals, promotional bulletins, presentation kits and other sales aid materials.
     Section 5.2. Warranties. For Roundup Products with which Monsanto offers a “written warranty,” whether within the meaning of the Magnuson-Moss Warranty—Federal Trade Commission Improvement Act, 15 United States Code Annotated, Section 2301, or otherwise, Monsanto shall honor those warranties in accordance with such terms.
ARTICLE 6 — REPORTS AND ADDITIONAL OBLIGATIONS OF THE PARTIES
     Section 6.1. Cooperation. The Agent and Monsanto shall cooperate with each other so as to facilitate the objectives set forth in this Agreement and shall act in good faith and in a commercially reasonable manner in performing their respective duties hereunder.
     Section 6.2. Use of EDI. Monsanto, the Agent, the Steering Committee, and the Global Support Team will exchange a broad range of operating data on a periodic basis. The method of exchange will be approved by the Steering Committee and will include both file transfer and EDI protocol.
     Section 6.3. The Agent’s Systems and Reporting Obligation. The Agent shall establish and maintain all such systems and procedures (financial, logistical, or otherwise) as reasonably requested by Monsanto or the Steering Committee in connection with the Agent’s performance under this Agreement. For all reports, the data will include current period and current YTD; and comparisons with same period and YTD for the year previous. Specifically, the Agent shall provide the following reports:
          (a) Weekly Reports. On the second business day of each week, the Agent shall provide to the Global Support Team update reports for the prior week, showing: (i) dollar and case shipments by the top 25 Customers and by SKU (stock keeping unit), (ii) inventory levels by SKU for North America, (iii) collection activities by the top 25 Customers, (iv) agency fill rate for the top 10 Customers (Roundup Products ordered by Customers and shipped by the Agent by line item, unit and dollar amount), and (v) POS sell-through by SKU by the top 7 Customers that provide such information.
          (b) Monthly Reports. On the sixth business day of each Month, the Agent shall provide to the Steering Committee and Monsanto (i) the type of data contained in the weekly reports (as set forth in Section 6.3(a)) for the prior calendar month and the current year-to-date, (ii) full P&L, balance sheets and cash flow statements, (iii) Netback expense detail (accruals and actuals), (iv) Expense detail (accruals and actuals), (v) Cost of Goods Sold detail, in each case comparing such information against budget, and against the previous year.

          (c) Quarterly Reports. The Agent shall provide to the Steering Committee and Monsanto, on a Quarterly basis and on a form provided by the Steering Committee (i) a summary of purchases of Roundup Products, in total cases or units, made by each Customer which is designated by the Steering Committee, (ii) inventory level by SKU by Customer and (iii) updated full year forecast.
          (d) Annual Reports. The Agent shall provide to the Steering Committee and Monsanto, on an Annual basis and on a form provided by the Steering Committee (i) bridge and tracking capability from Program Year to calendar year, (ii) a budget and (iii) a long range plan.
          (e) Other Reports. In addition, the Agent shall provide Monsanto or the Steering Committee with such other reports as may be reasonably requested within a period not to exceed thirty (30) days from such request.
     Section 6.4. Employee Incentives. Recognizing that, as Monsanto’s exclusive agent for sale and distribution of Roundup Products, the Agent is to promote the sale of Roundup Products no less aggressively than any other product or product line that the Agent sells, the Agent shall cause its appropriate officers and other management to devote an appropriate portion of their personal efforts to the sale and distribution of Roundup Products covered by this Agreement. Further, the Agent shall ensure that the appropriate personnel are compensated in a manner to encourage them to promote the sale of Roundup Products no less aggressively than any other product or product line that the Agent sells.
     Section 6.5. Insurance. The Agent, shall, during the term of this Agreement, maintain full insurance against the risk of loss or damages to the Roundup Products for any Agents’ warehouse where Roundup Products are under the custody of the Agent and, upon request, shall furnish Monsanto with satisfactory evidence of the maintenance of said insurance. Further, each party shall make all contributions and pay all payroll taxes required under federal social security laws and state unemployment compensation laws or other payments under any laws of a similar character as to its own personnel involved in the Roundup L&G Business (including any purported “independent contractors” subsequently classified by any authority under any Law, as an employee) in connection with the performance of this Agreement.
     Section 6.6. Liens. Subject to the provisions of any existing intercreditor agreement to which Monsanto is currently a party (as the same may be amended, modified or terminated) and except as may otherwise be agreed to by Monsanto, which agreement shall not be unreasonably withheld in the case of similar arrangements with existing or future institutional lenders, the Agent agrees not to allow any liens or encumbrances of any nature to attach to Roundup Products. At Monsanto’s request, the Agent, sub-agent, or sub-distributor shall execute such financing statements, security agreements and other documents as Monsanto may reasonably request to create, perfect, and continue in effect its security interests hereunder.

     Section 6.7. Promoting Safe Use-Practices. Roundup Products may be or become hazardous unless used in strict accordance with Monsanto’s product labels. The Agent shall use commercially reasonable methods to inform and familiarize its employees, agents, Customers, contractors (including warehousemen and transporters) and others who may handle or use Roundup Products of the potential hazards pertaining thereto (including accidental breakage or fire), and shall stress the safe use and application of Roundup Products in strict accordance with Monsanto’s product labels. In addition, the Agent shall provide HM126F training to its personnel as required by the United States Department of Transportation (and such other training as may be required by other countries within the Included Markets). The Agent shall have the responsibility to dispose of waste materials in accordance with all applicable Laws.
     Section 6.8. Monsanto Inspection Rights. From time to time, as Monsanto or the Steering Committee may request, the Agent shall permit, upon reasonable request and during normal business hours, representatives of Monsanto or the Steering Committee to inspect, with regard to Roundup Products, the Agent’s inventories, warehousing, and shipping procedures.
     Section 6.9. Recalls. The Agent shall cooperate with Monsanto, and promptly take such actions as requested by Monsanto, with respect to any defective product including any “stop-sales” or recalls for Roundup Products.
     Section 6.10. New Roundup Products. During the term of this Agreement, Monsanto covenants and agrees to first offer (the “Product Offer”) to the Agent the exclusive agency and distribution rights to any newly created non-selective herbicide product, which is not marketed for Lawn and Garden Use as of the date of this Agreement, and which Monsanto, in its exclusive, reasonable discretion, determines to be suitable for sale as a new product for Lawn and Garden Use (the “New Product”); provided, however, that for the Lawn and Garden Market, that any new product containing Glyphosate or another non-selective herbicide shall be considered to be a New Product. The Product Offer shall be in writing, shall be in sufficient detail describing such New Product, and shall be made within sixty (60) days of the date of commercialization of such New Product for uses other than Lawn and Garden Use. In no event shall Monsanto, directly or indirectly, commercialize any New Product for Lawn and Garden Use without first offering such New Product to the Agent pursuant to the terms of this Section 6.10. If the Agent agrees in writing within ninety (90) days of receipt of the Product Offer to accept the New Product, then such New Product shall be, without further action or amendment, included within the definition of Roundup Products and be subject to the terms and conditions of this Agreement. In such event, the parties shall adjust the Commission Thresholds to reflect this additional source of revenue unless the New Product is a Glyphosate-based product or an improvement of any existing Roundup Products in which case the Commission Thresholds shall remain the same. If the Agent fails to agree in writing to accept the Product Offer within such ninety (90) days of receipt, then Monsanto shall have the exclusive right to manufacture, package, promote, distribute, and sell such New Product, regardless of any actual or potential conflict with the terms of Agreement.
     Section 6.11. [Intentionally Omitted.]

     Section 6.12. Confidentiality. Except as necessary for its performance under this Agreement, except as may be required by the federal securities laws or other applicable laws and except to the extent required under certain existing agreements to which Monsanto is a party (i.e., AHP Merger Agreement), neither party shall at any time or in any manner, either directly or indirectly, and neither party shall permit its employees to use, divulge, disclose or communicate to any person or entity any “confidential information” of the other party. For purposes of this Section 6.12, “confidential information” includes any information of any kind, nature, or description that is proprietary, treated as confidential by, owned by, used by, or concerning any matters affecting or relating to the business of a party or the subject matter of this Agreement, including but not limited to, the names, business patterns and practices of any of its customers, its marketing methods and related data, the names of any of its vendors and suppliers, the prices it obtains or has obtained or at which it sells or has sold products or services, lists, other written records, and information relating to its manner of operation. Notwithstanding the foregoing, “confidential information” shall not include any information which (i) is or becomes public knowledge through no fault or wrongful act of the party disclosing such information or its employees, (ii) was known by such party prior to any agency or distributor relationship with the other party or any predecessor, (iii) is received by such party pursuant to the Formulation Agreement and which is not otherwise confidential information, or (iv) is received from a third party who is not obligated to keep such information confidential. All “confidential information” in any form (electronic or otherwise) shall be and remain the sole property of the party possessing such information and shall be returned to such party upon the termination of this Agreement upon such party’s reasonable request.
     Section 6.13. Noncompetition.
          (a) Noncompetition Period. The “Noncompetition Period” shall be the term of this Agreement, and for the two-year period following the termination, cancellation or non-renewal of this Agreement; provided, however, that in the event (i) Monsanto terminates this Agreement pursuant to Section 10.4(a)(2), (ii) Monsanto does not renew the EU Term pursuant to Section 10.2 or (iii) the Agent terminates this Agreement pursuant to Section 10.5(a), the Noncompetition Period shall be deemed to terminate simultaneously upon the effective date of the termination of this Agreement or, in the case of non-renewal of any EU Term pursuant to Section 10.2 upon termination thereof with respect to EU Countries only.
          (b) Monsanto Covenant. Except as provided for in Section 3.8, Monsanto covenants and agrees that for the Noncompetition Period, Monsanto will not, nor will it permit any Affiliate to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, partner, creditor or otherwise, any “Competitive Business.” A Competitive Business shall be any business which, anywhere within the Included Markets, (x) manufactures, sells, markets or distributes any non-selective weed control product, whether residual or non-residual, for Lawn and Garden Use or (y) competes with the Roundup L&G Business; provided, however, this Section 6.13(b) shall not apply to those actions of Monsanto or any Affiliate (i) to the extent such actions are expressly contemplated by this Agreement, for the duration of this Agreement, (ii) to the extent that immediately upon termination of this Agreement for whatever reason Monsanto or any Affiliates or successor to the Roundup L&G Business shall continue to operate the Roundup L&G Business without infringing this covenant, or (iii) to the extent that Monsanto’s interest in a Competitive Business, as a shareholder, partner, creditor or otherwise, is equal to or less than 5%. Furthermore, this Section 6.13(b) shall not apply to any actions taken by Monsanto as authorized by Section 10.7(a) during and after any period when Monsanto has given notice of termination in accordance with Section 10.4(b).
          (c) Agent’s Covenant. The Agent covenants and agrees that during the Noncompetition Period, the Agent will not, nor will it permit any Affiliate to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, partner, creditor or otherwise, any Competitive Business; provided, however, this Section 6.13(c) shall not apply to those actions of the Agent or any Affiliate (i) to the extent such actions are expressly contemplated by this Agreement, for such term of this Agreement; (ii) to the extent such actions relate to the products listed on Exhibit D hereto in the countries listed therein, the products that the Agent either owns, has contracted to purchase or entered into a letter of intent with respect to as of the Effective Date and such additional products as the parties may from time to time agree (the “Permitted Products”); (iii) to the extent that the Agent’s interest in a Competitive Business, as a shareholder, partner, creditor or otherwise, is equal to or less than 5%; or (iv) to any separate agreement with Monsanto with respect to transgenic technology sharing. The parties agree to compile a list of the Permitted Products within sixty (60) days after the Effective Date which shall be substituted as Exhibit D.
          (d) Non-Solicitation by Monsanto. Monsanto agrees that for the duration of the Noncompetition Period and for the two years thereafter, without the prior written consent of the Agent, it will not, nor will it permit any of its Affiliates to (i) solicit for employment any person then employed by the Agent or any of its Affiliates or (ii) knowingly employ any employee of the Agent or any of its Affiliates who voluntarily terminates such employment with the Agent (or such Affiliate) after the Effective Date, until three months have passed following termination of such employment.
          (e) Non-Solicitation by the Agent. The Agent agrees that for the duration of the Noncompetition Period, without the prior written consent of Monsanto, it will not, nor will it permit any of its Affiliates to (i) solicit for employment any person then employed who works primarily with Roundup Products or with other products with Lawn & Garden Uses (“Lawn & Garden Employee”) by Monsanto or any of its Affiliates or (ii) knowingly employ any Lawn & Garden Employee of Monsanto or any of its Affiliates who voluntarily terminates such employment with Monsanto (or such Affiliate) after the Effective Date, until three months have passed following termination of such employment.
          (f) Consideration. The consideration for the agreements contained in this Section 6.13 are the mutual covenants contained herein, the agreement of the parties to consummate the purchase of the Non-Roundup Assets, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.
          (g) Modification. In the event a court (or other authority) refuses to enforce the covenants and agreements contained in this Section 6.13, either because of the scope of the geographical area specified in this Section 6.13, the duration of the restrictions, or otherwise, the parties hereto expressly confirm their intention that the geographical areas covered hereby, the time period of the restrictions, or such other provision, be deemed automatically reduced to the minimum extent necessary to permit enforcement.
          (h) Injunctive Relief. The parties acknowledge and agree that the extent of damages to one party (the “non-breaching party”) in the event of an actual or threatened breach of this Section 6.13 by the other party (the “breaching party”) may be impossible to ascertain and there may be available to the non-breaching party no adequate remedy at law to compensate the non-breaching party in the event of such an actual or threatened breach by the breaching party. Consequently, the parties agree that, in the event that either party breaches or threatens to breach any such covenant or agreement, the non-breaching party shall be entitled, in addition to any other remedy or relief to which it may be entitled, including without limitation, money damages, to seek to enforce any or all of such agreements or covenants against the breaching party by injunctive or other equitable relief ordered by any court of competent jurisdiction.
     Section 6.14. Industrial Property.
          (a) Monsanto represents and warrants that Monsanto or Affiliates are the exclusive owners of the trademarks, trade names, packages, copyrights and designs used in the sale of Roundup Products (hereinafter referred to as “Industrial Property”). To Monsanto’s knowledge, the conduct of the Roundup L&G Business as now being conducted and the use of the Industrial Property in the conduct of the Roundup L&G Business, do not infringe or otherwise conflict with any trademarks, registrations, or other intellectual property or proprietary rights of others, nor has any claim been made that the conduct of the Roundup L&G Business as now being conducted infringes or otherwise is covered by the intellectual property of a third party, except for any conflict or infringement which would not have a material adverse effect. To the knowledge of Monsanto, none of the Industrial Property is currently being infringed upon by a third party.
          (b) The Agent acknowledges the validity of the trademarks which designate and identify Roundup Products. The Agent further acknowledges that Monsanto is the exclusive owner of the Industrial Property.
          (c) The Agent agrees that, to the extent it uses Industrial Property, such Industrial Property shall be used in its standard form and style as it appears upon Roundup Products or as instructed in writing by Monsanto. No other letter(s), word(s), design(s), symbol(s) or other matter of any kind shall be superimposed upon, associated with or shown in such proximity to the Industrial Property so as to tend to alter or dilute such Industrial Property, and the Agent further agrees not to combine or associate any of such Industrial Property with any other industrial property. The generic or common name of “Roundup” must always follow Roundup Products’ trademarks.
          (d) In all advertisements, sales and promotional or other printed matter in which any Industrial Property appears, the Agent shall identify itself by full name and address and state its relationship to Monsanto. In all such material, the Roundup trademark shall be identified as a trademark owned by Monsanto Company. In the case of a registered trademark, a ® shall be placed adjacent to the trademark with the ® referring to a footnote reading “® Registered trademark of Monsanto Company.” In the case of unregistered trademarks, a “TM” shall be placed adjacent to the trademark with the “TM” referring to a footnote reading “TM Trademark of Monsanto Company.”
          (e) On its letterheads, business cards, invoices, statements, etc., the Agent may identify itself as a distributor for the Industrial Property.
          (f) The Agent agrees that it will never use any Industrial Property or any simulation of such Industrial Property as part of the Agent’s corporate or other trading name or designation of any kind.
          (g) Upon expiration or in the event of any termination of this Agreement, the Agent shall promptly discontinue every use of the Industrial Property and any language stating or suggesting the Agent is a distributor for Roundup Products. All advertising and promotional materials which use Industrial Property shall be destroyed.
          (h) The Agent shall not use or facilitate the use of promotional materials which disparage Roundup Products or Industrial Property. If the Agent should become aware of any suspected counterfeiting of Roundup Products or Industrial Property, the Agent shall promptly notify Monsanto of such suspected counterfeiting. The Agent shall cooperate in any investigation or legal proceedings that Monsanto deems desirable to protect its rights in the Industrial Property. The Agent shall not promote the sale of products using trademarks, packages or designs which are in Monsanto’s opinion deceptively similar to Industrial Property.
     Section 6.15. Conflicts of Interest. Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any of its directors, employees or agents, or its subcontractors or vendors shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither party nor its directors, employees or agents or its subcontractors or vendors shall, without prior written notification thereof to the other party, enter into any business relationship with any director, employee, or agent of the other party or any of its Affiliates unless such person is acting for and on behalf of such party. Each party shall promptly notify the other of any violation of this Section 6.15 and any consideration received as a result of such violation shall be paid over or credited to the other party.

     Section 6.16. Records Retention. The Agent and Monsanto shall each maintain true and complete records in connection with this Agreement and shall retain all such records for at least forty-eight (48) months following the termination or expiration of this Agreement. This obligation shall survive the termination or expiration of this Agreement.
ARTICLE 7 — CENTRAL AGREEMENTS
     Section 7.1. Acknowledgment of Central Agreements. The parties acknowledge that Monsanto is a party to, and bound by the terms and obligations of, the Central Agreements (which are attached hereto as Exhibit A). Accordingly, the parties acknowledge that (i) some of the terms and conditions of this Agreement may conflict with the terms and conditions of the Central Agreements, and/or (ii) some of the terms and conditions of the Central Agreements may conflict with, or be prohibited by, the terms and conditions of this Agreement. (Every such conflict or prohibited term or condition within the meaning of clause (i) or (ii) of this Section 7.1 shall collectively be referred to as a “Conflict”). This Article 7 sets forth the parties’ agreement as to the effect on this Agreement of such a Conflict.
     Section 7.2. Notice of Termination. Monsanto hereby represents and warrants to the Agent that on June 26, 1998, Monsanto provided to Central proper notice of Monsanto’s intent to terminate the Central Agreements, effective September 30, 1999, which such notice is attached hereto as Exhibit B.
     Section 7.4. Conflict. Notwithstanding anything in this Agreement (or any agreement between the parties) to the contrary, during the duration of the term of the Central Agreements (as may be further amended subject to the prior written consent of the Agent), to the extent that any term or provision (taken alone or in conjunction with any other term or provision) of this Agreement results in a Conflict (such term(s) or provision(s) being referred to herein as a “Conflicting Provision”), (i) the provision(s) of the Central Agreement shall control and such Conflicting Provision shall be unenforceable against all parties to this Agreement during the pendency of such Conflict, and (ii) neither party shall be considered to be in breach or default of any such Conflicting Provision, either directly or as a result of such Conflict, on any other terms and conditions of this Agreement; provided, however, in such instance of a Conflict, all other provisions of this Agreement (i.e. all provisions, excluding all Conflicting Provisions) shall be interpreted and enforced in such manner as is reasonable and necessary to further the intentions and contemplations of this Agreement.
     Section 7.6. Action by Parties and Assignment of Rights. The parties covenant and agree to jointly develop an approach to establishing arrangements or relationships with Central to account for any Conflicting Provisions. In this regard, Monsanto covenants and agrees that, upon notification by the Agent of a Conflict, the Agent may, to the extent reasonable and with the Steering Committee’s prior written consent (which such consent shall not be unreasonably held), enter into a contract (or other arrangement) directly (or on behalf of Monsanto) with Central for such time until September 30, 1999, as the Agent deems necessary so that the parties to this Agreement can further the intentions and contemplations hereof. Furthermore, Monsanto covenants and agrees that, to the extent reasonable and pre-approved by the Steering Committee (which such approval shall not be unreasonably held), Monsanto will assign to the Agent any and all rights it has pursuant to the Central Agreements, which the Agent reasonably requests, if such assignment would benefit the parties in furthering the intentions and contemplations hereof.
ARTICLE 8 — REPRESENTATIONS, WARRANTIES, AND COVENANTS
     Section 8.1. The Agent’s Representations and Warranties. The Agent hereby represents and warrants that all of the following are true:
          (a) The Agent is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.
          (b) (i) The Agent has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any other material agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm, or corporation is a condition precedent to the Agent’s execution of this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of the Agent, enforceable in accordance with its terms.
          (c) The Agent is in compliance in all material respects with all applicable Laws relating to its business.
          (d) There is no material suit, investigation, action or other proceeding pending or threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against the Agent which would have a material adverse effect on the ability of the Agent to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.
          (e) The Agent has available, and will have available on September 30, 1998, sufficient immediately available funds to enable the Agent to pay the Marketing Fee to Monsanto and to effect the consummation of the transactions described herein.
          (f) There are no material disputes with underwriters under the Agent’s insurance policies; each such policy is valid and enforceable in accordance with its terms and is in full force and effect; there exists no default by the Agent under any such policy, and there has been no material misrepresentation or inaccuracy in any application therefor, which default, misrepresentation or inaccuracy would give the insurer the right to terminate such policy, binder, or fidelity bond or to refuse to pay a claim thereunder; and the Agent has not received notice of cancellation or non-renewal of any such policy.

     Section 8.2. Monsanto’s Representations and Warranties. Monsanto hereby represents and warrants that all of the following are true:
          (a) Monsanto is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.
          (b) (i) Monsanto has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any other material agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm, or corporation is a condition precedent to this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of Monsanto, enforceable in accordance with its terms.
          (c) Monsanto is in compliance, in all material respects, with all applicable Laws relating to its business.
          (d) There is no material suit, investigation, action or other proceeding pending or threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Monsanto which would have a material adverse effect on the ability of Monsanto to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.
ARTICLE 9 — INDEMNIFICATION
     Section 9.1. Indemnification and Claims Procedure.
          (a) Indemnification. Each party hereto agrees to indemnify, defend and hold harmless the other party and its employees, officers, directors, agents and assigns from and against any and all loss (including reasonable attorneys’ fees), damage, injury or liability and asserted by or on behalf of a third party for injury to or death of a person for loss of or damage to property, including employees and property of the indemnified party (“Loss”), to the extent resulting directly or indirectly from the indemnifying party’s (i) breach of a duty, representation, or obligation of this Agreement, or (ii) negligence or willful misconduct in the performance of its obligations under this Agreement, except to the extent that such indemnification is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement.
          (b) Claims Procedure. Promptly after receipt by either party hereto (the “Indemnitee”) of any notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 9.1(a). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. Thereafter, the following procedures shall apply:
               (1) The indemnifying party may elect to compromise or defend, at its own expense by its own counsel, any Asserted Liability;
               (2) If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability, and shall make available to the indemnifying party any books, records or other documents within its control that are necessary or appropriate for such defense;
               (3) If the indemnifying party has elected to defend the Asserted Liability, any offer to compromise or settle transmitted to the indemnifying party shall thereafter be transmitted in writing to the Indemnitee. If, after a reasonable period of time to consider such offer — which time shall be deemed to be ten (10) days from the date of transmittal of such offer using the notice procedures set forth in Section 11.9, unless the circumstances otherwise require — the Indemnitee refuses to give consent to the settlement or compromise of the Asserted Liability, then the liability of the indemnifying party with respect to such Asserted Liability shall be thereafter limited to the amount of the offer of settlement or compromise. This cap on liability shall not be applicable if the Indemnifying Party does not elect to defend Indemnitee against the Asserted Liability;
               (4) Notwithstanding the foregoing, neither the indemnifying party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided however, that consent to settlement or compromise shall not be unreasonably withheld;
               (5) If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability, with a reservation of all rights to seek indemnification hereunder against the indemnifying party; and
               (6) Notwithstanding the foregoing, the Indemnitee and the indemnifying party may participate, in all instances, and at their own expense, in the defense of any Asserted Liability.

ARTICLE 10 — TERMS, TERMINATION, AND FORCE MAJEURE
     Section 10.1. Terms. Notwithstanding anything in this Agreement to the contrary, for all EU Countries within the Included Markets, this Agreement shall be subject to the initial term and the renewal terms, as set forth in Section 10.2(a) (collectively, the “EU Term”). For all other countries within the Included Markets, excluding the EU Countries, this Agreement shall commence as of the Effective Date and shall continue unless and until terminated as provided herein.
     Section 10.2. EU Initial Term and Renewal.
          (a) For each of the EU Countries within the Included Markets, the initial term of this Agreement shall commence as of the Effective Date, and continue through September 30, 2005, unless and until sooner terminated as provided herein. Following the initial term of this Agreement, the parties have the following options to renew the EU Term of this Agreement, subject to Section 10.3 below, under the same terms and conditions of this Agreement, unless and until sooner terminated as provided herein:
               (1) The parties may mutually agree to renew the initial EU Term of this Agreement for three (3) years, unless otherwise prohibited herein;
               (2) Following the renewal of the EU Term pursuant to Section 10.2(a)(1), the parties may mutually agree to renew the EU Term of this Agreement for an additional seven (7) years, unless otherwise prohibited herein; and
               (3) Following the renewal of the EU Term pursuant to Section 10.2(a)(2), the parties may mutually agree to renew the EU Term of this Agreement for three (3) years, unless otherwise prohibited herein.
     Section 10.3. Procedure to Renew.
          EU Term. Not later than 6 months preceding the date in which the initial EU Term, or any renewal EU Term, of this Agreement terminates pursuant to section 10.2(a), the parties may (if otherwise permitted herein), mutually agree in writing to renew the EU Term of this Agreement as provided in Section 10.2(a).
     Section 10.4. Termination by Monsanto.
          (a) Termination Rights. In addition to its right to terminate this Agreement pursuant to Section 10.9, Monsanto shall have the right to terminate this Agreement by giving the Agent a termination notice specified for each termination event upon the occurrence and continuance of either of the following:
               (1) An Event of Default occurring at any time; or

               (2) A Change of Control with respect to Monsanto (excluding the merger currently contemplated with American Home Products) or a Roundup Sale by giving the Agent a notice of termination, which termination shall be effective at the end of the later of twelve (12) months or the next Program Year, provided that in the event of a Change of Control or a Roundup Sale, neither Monsanto nor the successor to the Roundup L&G Business shall have the right to terminate this Agreement prior to the end of the fifth (5th) Program Year.
          (b) Event of Default. An Event of Default shall mean any of the following occurrences:
               (1) a Material Breach of this Agreement committed by the Agent and established in accordance with the provisions of Section 10.4(g) of this Agreement;
               (2) a Material Fraud committed by the Agent and established in accordance with the provisions of Section 10.4(g) of this Agreement;
               (3) Material Willful Misconduct committed by the Agent and established in accordance with the provisions of Section 10.4(g) of this Agreement;
               (4) (i) the occurrence of an Egregious Injury which is not cured within ninety (90) days following the Agent’s receipt of written notice thereof, or (ii) the occurrence of an Egregious Injury which, in the commercially reasonable opinion of Monsanto cannot be cured within a ninety (90) day period;
               (5) subject to Section 10.8, any decline of the Sell-Through Business on a three (3) Program Years cumulative basis or two (2) consecutive Program Years with a decline in the Sell-Through Business in each Program Year in excess of five percent (5%) either in North America, the UK or France or in the Rest of the World, (“Regional Performance Default”) unless Agent demonstrates to the Arbitrators in accordance with Section 10.4(g), in any manner reasonably requested by the Arbitrators that (A) such decline is directly caused by the exercise by Monsanto’s Ag president of his or her right of veto as provided for in Section 4.2(b) or (B) such decline was caused primarily by a severe decline of the general economic conditions or an overall severe decline in the market for lawn and garden consumables products in such region rather than by the Agent’s failure to perform its duties hereunder and further provided that any Regional Performance Default shall only cause the termination of this Agreement with respect to the region where such Regional Performance Default occurs;
               (6) the Insolvency of Agent;
               (7) the occurrence of a Change of Control of the Agent, without the prior written consent of Monsanto; provided that the Acquiror in such Change of Control (i) currently engages (directly or through its Affiliates) in the manufacture, sale, marketing, or distribution of any product containing Glyphosate or any similar active ingredient, or (ii) currently sells, markets, or distributes (directly or through its Affiliates) any product(s) in the

Lawn and Garden Channels for Lawn and Garden Use, which such product(s), in Monsanto’s reasonable commercial opinion, compete in a material manner with Roundup Products, or (iii) may, in Monsanto’s reasonable commercial opinion, materially detract from, or diminish, the Agent’s (or such successor’s) ability to fulfill its duties and obligations with regard to the Roundup Business, or (iv) competes in any material respect with Monsanto in Monsanto’s Ag (including seed) or biotech businesses.
               (8) the occurrence of a Change of Significant Ownership of the Agent, without the prior written consent of Monsanto; or
               (9) except to the extent permitted herein, (i) the assignment of all, or substantially all, of the Agent’s rights, or (ii) the delegation of all, or substantially all, of the Agent’s obligations hereunder, in either instance without the prior written consent of Monsanto.
               As to any Event of Default defined in Sections 10.4(b)(1)-(4), such termination shall take effect on the later of the first business day following the thirtieth (30th) day after the sending of a termination notice to the Agent in accordance with the provisions of Section 11.9, or the date designated by Monsanto in said termination notice. As to an Event of Default defined in Section 10.4(b)(5), such termination shall take effect at the later of twelve (12) months or the end of the next Program Year. As to any Event of Default defined in Sections 10.4(b)(6)-(9), such termination shall take effect on the later of the first business day following the seventh (7th) day after the sending of a termination notice to Agent, or the date designated by Monsanto in said notice of termination.
          (c) Payment of Termination Fee. Except for termination of this Agreement by Monsanto upon any Event of Default, a Termination Fee (as specified in Section 10.4.(d)) shall only be paid either by Monsanto or by the successor to the Roundup Business, as the case may be, upon the following terms and conditions:
(1)	in the event the Agreement is effectively terminated by either Monsanto or its successor or by the Agent upon Material Breach, Material Fraud or Material Willful Misconduct by Monsanto as provided for in Section 10.5.(c);

(2)	no later than the effective date of the applicable termination notice and no later than the effective date of the termination; and

(3)	only in the event the Agent does not become the successor to the Roundup Business, in which case the Termination Fee shall not be paid but shall be credited against the purchase price as described in Section 10.4(d).

          (d) Termination Fee.
               Monsanto and the Agent stipulate and agree that the injury which will be caused to the Agent by the termination of this Agreement under the circumstances which shall give rise to the payment of the Termination Fee are difficult or impossible of accurate estimation; that by establishing the Termination Fee they intend to provide for the payment of damages and not a penalty; and that the sum stipulated for the Termination Fee is a reasonable pre-estimate of the probable loss which will be suffered by the Agent in the event of such termination.
               The Termination Fee payable shall vary in accordance with the Table hereunder:

Program Year	Termination Fee
0-5	$150MM*
6	$140MM
7	$130MM
8	$120MM
9	$110MM
10	$100MM
11-20	Seven and a half percent (7.5%) of the portion of the purchase price for the Roundup Sale above $1.2 billion (which shall be no less than $16MM in any event) provided that in the event of a Change of Control and subsequent termination of this Agreement by the successor to the Roundup Business and the absence of any purchase price, the fair market value of the Roundup Business shall be determined by an independent accounting firm mutually agreeable to the parties.

*	$185MM if Monsanto or any successor terminates within the first five (5) years for anything other than an Event of Default on the part of the Agent.
          (e) Remedies for Monsanto. Subject to Section 10.4(g), in case of termination by Monsanto upon any of the Events of Default by the Agent specified in Section 10.4(b)(1)-(4), Monsanto shall be entitled to exercise all remedies available to it, either at law or in equity. In case of termination by Monsanto upon the Event of Default by the Agent specified in Section 10.4(b)(5), termination of this Agreement shall be the exclusive remedy of Monsanto. In the case of termination by Monsanto upon any of the Events of Default specified in Sections 10.4(b)(6)-(9), the remedies of Monsanto shall be limited to (i) termination of this Agreement and (ii) the recovery of reasonable and customary out-of-pocket expenses incurred by Monsanto in transferring the Agent’s duties hereunder to a new agent; provided that in no case shall the amount of expenses recoverable under this provision exceed $20MM.
          (f) Exclusive Remedy. The payment of a Termination Fee to the Agent under Section 10.4(c) shall be deemed to constitute the exclusive remedy for any damages resulting out of the termination of this Agreement by Monsanto or the successor to the Roundup Business pursuant to Section 10.4(c) and the Agent shall waive its right to exercise any other remedies otherwise available at law or in equity.
          (g) Arbitration. In the event either party claims that a Material Breach, a Material Fraud, or Material Willful Misconduct has been committed by the other party (the “Breaching Party”), the following procedures shall apply:
          (1) After the asserted occurrence of a Material Breach, a Material Fraud, or Material Willful Misconduct, the party who contends that such breach, fraud or misconduct has occurred (the “Claimant”) shall send to the Breaching Party a notice, in accordance with the notice provisions of Section 11.9 of this Agreement, in which the Claimant shall: (i) identify the Material Breach, Material Fraud, or Material Willful Misconduct which it contends has occurred; (ii) appoint an arbitrator; and (iii) demand that the Breaching Party appoint an arbitrator.
          (2) Within fifteen (15) days after receipt of the notice, the Breaching Party shall send a response to the Claimant, in accordance with the notice provisions of Section 11.9 of this Agreement, in which the Breaching Party shall: (i) indicate whether it contests the asserted occurrence of the Material Breach, Material Fraud, or Material Willful Misconduct, as the case may be; and (ii) if it does contest such asserted occurrence, appoint a second arbitrator. The failure on the part of the Breaching Party to timely respond to the notice, and/or to timely appoint its arbitrator, shall be deemed to constitute acceptance of the arbitrator designated by the Claimant as the sole arbitrator.
          (3) If the Breaching Party appoints an arbitrator, then within fifteen (15) days after the receipt of the Breaching Party’s response by the Claimant, the two arbitrators shall jointly appoint a third arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Upon their selection by either means, the three arbitrators (the “Arbitrators”) shall expeditiously proceed to determine whether a Material Breach, Material Default or Material Willful Misconduct has occurred, in accordance with the procedures hereafter set forth.
          (4) Except as specifically modified herein, the arbitration proceeding contemplated by this section (the “Arbitration”) shall be conducted in accordance with Title 9 of the US Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The cost of the Arbitration shall be borne equally by the parties, with the understanding that the Arbitrators may reimburse the prevailing party, if any, as determined by the Arbitrators for that party’s cost of the Arbitration in connection with the award made by the Arbitrators as described below.
          (5) The award shall be made within three (3) months after the appointment of the third Arbitrator, and each of the Arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the Arbitrators, if necessary.
          (6) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by the notice or the response, including those documents on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Arbitrators, which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the third Arbitrator.
          (7) At the request of a party, the Arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the Arbitrators deem such additional discovery relevant and appropriate. Depositions shall be held within 30 days of the making of a request, and shall be limited to a maximum of number of hours’ duration as may be mutually agreed to by the parties, or in the absence of such agreement as may be determined by the Arbitrators. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information.
          (8) Either party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).
          (9) The scope of the Arbitration shall include the following:
               (a) a determination as to whether the act(s) or omission(s) set forth by the Claimant have occurred;
               (b) a determination as to whether those act(s) or omissions(s) determined to have occurred constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be;

               (c) a determination as to whether those act(s) or omissions(s) determined to have occurred constitute a Material Breach, a Material Fraud, or Material Willful Misconduct, as the case may be;
               (d) a determination as to the amount of monetary damages, if any, suffered by the Claimant, as a result of those act(s) or omissions(s) determined to have occurred which constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be, regardless of whether such act(s) or omission(s) rise to the level of Material Breach, Material Fraud, or Material Willful Misconduct, as the case may be;
               (e) a determination, to the extent applicable, of the specific performance which could and should be decreed to correct any breach, fraud or material misconduct which the Arbitrators determine can be cured by the issuance of such decree;
               (f) a determination as to which party, if any, is the prevailing party in the Arbitration, and the amount of such party’s costs and fees. “Costs and fees” means all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees; and
               (g) a determination as to such matters as the Arbitrators deem necessary and appropriate to carry out their duties in connection with the Arbitration.
          (10) The Arbitrators’ award shall be in writing, shall be signed by a majority of the Arbitrators, and shall include a statement regarding the reasons for the disposition of any claim.
          (11) The Arbitrators’ award shall, as applicable, include the following:
               (a) to the extent that the Arbitrators determine that the Claimant has suffered monetary damages as a result of those act(s) or omissions(s) determined to have occurred which constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be, a monetary award in the amount of those damages;
               (b) to the extent that the Arbitrators determine that the harm resulting from those act(s) or omissions(s) determined to have occurred can be cured, in whole or in part by a decree of specific performance, such a decree of specific performance implementing such determination as can be submitted to and made the order of a Court of competent jurisdiction;
               (c) to the extent that the Arbitrators determine that those act(s) or omissions(s) determined to have occurred constitute a Material Breach, a Material Fraud, or Material Willful Misconduct, as the case may be, an award authorizing the Claimant to immediately terminate this Agreement, together with damages or specific performance, if determined by the Arbitrators to be appropriate;
               (d) to the extent that the Arbitrators determine that there is a prevailing party, and that said prevailing party should receive an award of its Costs and Fees, such award to the prevailing party; and
               (e) such other matters as the Arbitrators deem necessary and appropriate to implement their determinations made in the Arbitration.
          (12) The written determination of the Arbitrators shall be made and delivered promptly to the parties to the Arbitration and shall be final and conclusive upon the parties to the Arbitration.
          (13) Except as may be required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any Arbitration hereunder without the prior written consent of both parties.
     Section 10.5. Termination by the Agent.
          (a) Material Breach, Material Fraud and Material Willful Misconduct. The Agent may terminate this Agreement in accordance with the provisions of Section 10.4(g) upon :
               (1) a Material Breach of this Agreement committed by Monsanto and established in accordance with the provisions of Section 10.4(g) of this Agreement;
               (2) a Material Fraud committed by Monsanto and established in accordance with the provisions of Section 10.4(g) of this Agreement;
               (3) Material Willful Misconduct committed by Monsanto and established in accordance with the provisions of Section 10.4(g) of this Agreement.
Such termination shall take effect on the later of the first business day following the thirtieth (30th) day after the sending of a termination notice to Monsanto in accordance with the provisions of Section 11.9, or the date designated by the Agent in said termination notice.
          (b) Roundup Sale. The Agent may terminate this Agreement by written notice thereof to Monsanto upon receipt of notice of a Roundup Sale as described in Section 10.6.
          (c) Termination Fee. Upon termination of this Agreement by the Agent pursuant to Section 10.5(a), Monsanto shall pay to the Agent the Termination Fee applicable pursuant to the Table set forth in Section 10.4.(c).

     Section 10.6. Roundup Sale.
          (a) Notice of Sale; Quiet Period. Monsanto agrees to provide the Agent with prior written notice of any contemplated Roundup Sale. Thereafter, the Agent shall be entitled to participate in the Roundup Sale process, and the parties agree to negotiate in good faith with respect thereto. In the event of an auction in connection with a contemplated Roundup Sale, the Agent shall be entitled to submit a bid and additionally shall be entitled to a fifteen (15) day exclusive negotiation period following the receipt and review by Monsanto of all bids (the “Quiet Period”), provided that the Agent’s bid shall not be discounted by any Termination Fee and that during the Quiet Period, the Agent shall have the right to revise its original bid but shall not have the right to review the terms of any other bids.
          (b) Credit of Termination Fee. In the event that the Agent or any of its Affiliates acquires the Roundup Business in a Roundup Sale, the Termination Fee that would have been payable to the Agent upon a termination pursuant to Section 10.4(a)(2) shall be credited against the purchase price to be paid by the Agent or such Affiliate in the Roundup Sale.
          (c) Agent’s Election. In the event that Monsanto determines to consummate a Roundup Sale with a party other than the Agent, Monsanto shall deliver the Agent notice thereof and of the identity of such other party. Within thirty (30) days of receipt of such notice, the Agent shall deliver written notice to Monsanto stating either that:
               (1) The Agent intends to terminate this Agreement pursuant to Section 10.5(b), in which case such notice shall constitute a termination notice for purposes of this Agreement provided that the termination shall be effective at the end of the Third Program Year following the Program Year in which the Agent delivers its Notice of Termination pursuant to this provision; or
               (2) The Agent will not terminate this Agreement pursuant to Section 10.5(b) and agrees to continue the performance of its obligations under the Agreement unless and until the Agent receives a termination notice delivered in accordance with the terms of this Agreement by the successor to the Roundup Business.
          (d) Successor. Upon consummation of a Roundup Sale to a party other than the Agent, Monsanto’s successor to the Roundup L&G Business shall assume all rights and responsibilities of Monsanto under this Agreement.
     Section 10.7. Effect of Termination.
          (a) Nonexclusive Status. Notwithstanding anything contained in this Agreement to the contrary, during and after any period when Monsanto has given notice of termination in accordance with Section 10.4(b)(5), (i) Monsanto may make this Agreement nonexclusive with respect to the sales and marketing services to be provided by the Agent hereunder, provided that the sales revenues generated by such second agent shall be included in Program Sales Revenues and any commercially reasonable commission payable to such second agent shall be included in Program Expense, (ii) Monsanto shall have access to all information held by the Agent with respect to the subject matter of this Agreement, and (iii) the Agent shall cooperate with Monsanto to establish an alternative distribution system for Roundup Products.
          (b) Prior Obligations and Shipments. Termination shall not affect obligations of Monsanto or of the Agent which have arisen prior to the effective date of termination.
          (c) Representations and Materials. Upon termination of this Agreement for any reason, the Agent shall not continue to represent itself as Monsanto’s authorized agent to deal in Roundup Products, and shall remove, so far as practical, any printed material relating to such products from its salesperson’s manuals and shall discontinue the use of any display material on or about the Agent’s premises containing any reference to Roundup Products.
          (d) Return of Books, Records, and other Property. To the extent not otherwise provided herein, upon termination of this Agreement, the Agent shall immediately deliver to Monsanto all records, books, and other property of Monsanto.
     Section 10.8. Force Majeure.
          If either party is prevented or delayed in the performance of any of its obligations by force majeure and if such party gives written notice thereof to the other party within twenty (20) days of the first day of such event specifying the matters constituting force majeure, together with such evidence as it reasonably can give, then the party so prevented or delayed will be excused from the performance or punctual performance, as the case may be, as from the date of such notice for so long as such cause of prevention or delay continues. For the purpose of this Agreement, the term “force majeure” will be deemed to include an act of God, war, hostilities, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power, raw materials, containers or transportation for reasons beyond such party’s reasonable control; labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); compliance with governmental laws, regulations, or orders; breakage or failure of machinery or apparatus; or any other cause whether or not of the class or kind enumerated above, including, but not limited to, a severe economic decline or recession, which prevents or materially delays the performance of this Agreement in any material respect arising from or attributable to acts, events, non-happenings, omissions, or accidents beyond the reasonable control of the party affected.
     Section 10.9. Special Termination Provisions.
     (a) In the event the parties fail to close the sale by Monsanto to the Agent of the Non-Roundup Assets by the later of March 31, 1999 or such later date as mutually agreed upon by the parties, the parties agree:

          (1) Monsanto may elect to terminate this Agreement by giving notice of such termination to the Agent in accordance with the provisions of Section 11.9 of this Agreement on the later of (k) March 31, 1999 and (y) fifteen (15) calendar days after termination of the Asset Purchase Agreement between Monsanto and the Agent, with respect to the sale of the Non-Roundup Assets, pursuant to the terms thereof to Agent in accordance with the provisions of Section 11.9 of this Agreement. Any such termination shall be effective on September 30, 1999. In such event, (i) there shall be no deferral under Section 3.5(b) of the Contribution Payment required to be made by Agent, (ii) the MAT Expenses in the Annual Business Plan for the 1999 Program Year shall be $35MM, and the Netbacks for the 1999 Program Year shall not exceed twelve percent (12%) of Program Sales Revenues unless already committed as the Effective Date and (iii) the Agent’s Commission specified in Section 3.6 shall not be applicable and, in lieu thereof, the Agent’s commission shall, effective as of October 1, 1998, be twenty-eight percent (28%) of Program Sales Revenue, payable quarterly within fifteen (15) days following the end of each quarter, with each quarterly payment being in an amount not to exceed the cumulative percentage of the maximum applicable commission apportioned at twenty-five percent (25%) per quarter, subject to the following limitations:
               (A) A maximum commission of $52MM per Program Year if such closing does not occur because the Agent has not sold or divested its Finale business or otherwise disposed of the Finale business in a manner satisfactory to Monsanto;
               (B) A maximum commission of $55MM per Program Year if such closing does not occur because the Federal Trade Commission issues an order prohibiting the purchase of the Non-Roundup Assets by the Agent; and
               (C) A maximum commission of $53.5MM per Program Year if such closing does not occur for any other reason than specified in clauses (A) or (B) above.
          (b) In the event that Monsanto terminates this Agreement pursuant to Section 10.9(a)(1), the provisions of this Section 10.9 shall supersede Section 3.6 and Section 10.4 in their entirety.
          (c) In the event that Monsanto elects not to terminate this Agreement pursuant to Section 10.9(a)(1), (i) there shall be no deferral under Section 3.5(b) of the Contribution Payment, (ii) the Agent’s commission shall, for Program Year 1999, be calculated as provided in Section 10.9(a)(1) at a maximum commission of $53.5MM and in Program Year 2000 and thereafter the Agent’s commission shall be the Commission specified in Section 3.6; (iii) Section 10.4(a)(2) shall be amended to the effect that Monsanto or any successor shall have the right to terminate this Agreement at any time upon a Change of Control with respect to Monsanto or a Roundup Sale by giving the Agent a notice of termination which shall be effective at the end of the later of twelve (12) months or the next Program Year; and (iv) the Agent shall not be entitled to any the Termination Fee as specified in Section 10.4(d), but rather, subject to Section 10.4(g), the Agent shall be entitled to exercise all remedies available to it either at law or in equity for any breach of this Agreement by Monsanto.

ARTICLE 11 — MISCELLANEOUS
     Section 11.1. Relationship of the Parties. Notwithstanding anything herein to the contrary, the parties’ status with respect to each other shall be, at all times during the term of this Agreement, that of independent contractors retaining complete control over and complete responsibility for their respective operations and employees. Except as expressly provided herein, this Agreement shall not confer, nor shall be construed to confer, on either party any right, power or authority (express or implied) to act or make representations for, or on behalf of, or to assume or create any obligation on behalf of, or in the name of the other party. Nothing in this Agreement shall confer, or shall be construed to: (i) confer on the Agent any mutual proprietary interest in, or subject the Agent to any liability for, the business, assets, profits, losses, or obligations associated with Monsanto’s manufacture, marketing, distribution and sales of Roundup Products; (ii) otherwise make either party a partner, member, or joint venturer of the other party (A) for purposes of the tax laws of the United States or any other country, or (B) for any other purposes under any other Laws; or (iii) create a franchise relationship between the parties. The parties expressly agree that at no time during the term of this Agreement, shall either party through its officers, directors, agents, employees, independent contractors or other representatives or through their respective representatives on the Steering Committee or Global Roundup Team take any action inconsistent with the foregoing expression of the nature of their relationship, except as required pursuant to applicable governmental authority under applicable Law or with the express written consent of the other party. Accordingly, the parties expressly agree to cooperate and communicate with the Steering Committee and the Global Roundup Support Team from time to time and in all events, annually, to ensure that both parties’ actions are in compliance with this Section 11.1
     Section 11.2. Interpretation in accordance with GAAP. The parties acknowledge that several terms and concepts (such as various financial and accounting terms and concepts) used or referred to herein are intended to have specific meanings and are intended to be applied in specific ways, but they are not so expressly and fully defined and explained in this Agreement. In order to supplement definitions and other provisions contained in this Agreement and to provide a means for interpreting undefined terms and applying certain concepts, the parties agree that, except as expressly provided herein, when costs are to be determined or other financial calculations are to be made, GAAP as well as the party’s past accounting practices shall be used to interpret and determine such terms and to apply such concepts. For example, when actual costs and expenses are referred to herein, they are not intended to contain any margin or profit for the party incurring such costs or expenses.
     Section 11.3. Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Program Sales Revenue, Program Expenses, Cost of Goods Sold, Service Costs, and Program EBIT shall be translated into United States dollars at the rate of exchange at which United States dollars are listed in International Financial Statistics (publisher, International Monetary Fund) or if it is not available, The Wall Street

Journal for the currency of the country in which the sales were made or the transactions occurred at the average rate of exchange for the Quarter in which such sales were made or transactions occurred.
     Section 11.4. Monsanto Obligations. All permits, licenses, and registrations needed for the sale of Roundup Products shall be obtained by Monsanto. Monsanto shall assume the cost of all federal and state registration fees related to the sale of Roundup Products, with such costs being included within Program Expenses.
     Section 11.5. Expenses. Except as otherwise specifically provided in this Agreement, the Agent and Monsanto will each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.
     Section 11.6. Entire Agreement. This Agreement, together with all respective exhibits and schedules hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all representations, warranties, understandings, terms or conditions on such subjects that are not set forth herein or therein. Agreements on other subjects, such as security and other credit agreements or arrangements, shall remain in effect according to their terms. The parties recognize that, from time to time, purchase orders, bills of lading, delivery instructions, invoices and similar documentation will be transmitted by each party to the other to facilitate the implementation of this Agreement. Any terms and conditions contained in any of those documents which are inconsistent with the terms of this Agreement shall be null, void and not enforceable. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder. The provisions of this Agreement shall apply to each division or subsidiary of the Agent and Monsanto and either the Agent or Monsanto may seek enforcement of the provisions of this Agreement on behalf of or with respect to a particular subsidiary or division without changing the rights and obligations of the parties under this Agreement as to other aspects of the Agent’s or Monsanto’s business.
     Section 11.7. Modification and Waiver. No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of the Agreement and no amendment to or modification of this Agreement, and no waiver of any provision hereof, shall be effective unless it is in writing and signed by each party hereto. No waiver by either Monsanto or the Agent, with respect to any default or breach or of any right or remedy, and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.
     Section 11.8. Assignment. This Agreement is personal to the Agent and, except as set forth in Section 2.3, the Agent shall not assign any rights or delegate any duties that the Agent has or may have under this Agreement, either voluntarily, involuntarily by operation of law or otherwise by sale, assignment, transfer, delegation or other arrangement having similar effect, without Monsanto’s prior written consent except as specifically provided herein.

     The Agent agrees to the assignment of the Agreement to the new legal entity that shall be formed as a result of the merger between Monsanto Company and American Home Products.
     Section 11.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the same business day if delivered personally or sent by telefax with confirmation of receipt, on the next business day if sent by overnight courier, or on the earlier of actual receipt as shown on the registered receipt or five business days after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

If to the Agent, to:	The Scotts Company
14111 Scottslawn Road
Marysville, OH 43041
Attn: President
Telephone: (937) 644-0011
Facsimile No.: (937) 644-7136

with a copy to:	Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attn: Ronald A. Robins, Jr.
Telephone: (614) 464 — 6223
Facsimile: (614) 464 — 6350

If to Monsanto, to:	Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO 63167
Attn: Monsanto Ag President
Telephone: (314) 694-1000
Facsimile No.: (314) 694-2120

with a copy to:	Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
Attn: Ag Counsel
Telephone: (314)694-2851
Facsimile No.: (314) 694 — 2920
If any notice required or permitted hereunder is to be given a fixed amount of time before a specified event, such notice may be given any time before such fixed amount of time (e.g., a notice to be given 30 days prior to an event may be given at any time longer than 30 days prior to such event).
     Section 11.10. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, under a judgment, Law or statute now or hereafter in effect, the remainder of this Agreement shall not thereby be impaired or affected.
     Section 11.11. Equal Opportunity. To the extent applicable to this Agreement, Monsanto and the Agent shall each comply with the following clauses contained in the Code of Federal Regulations and incorporated herein by reference: 48 C.F.R. §52.203-6 (Subcontractor Sales to Government); 48 C.F.R. §52.219-8, 52.219-9 (Utilization of Small and Small Disadvantaged Business Concerns); 48 C.F.R. §52.219-13 (Utilization of Women-Owned Business Concerns); 48 C.F.R. §52.222-26 (Equal Opportunity); 48 C.F.R. §52.222-35 (Disabled and Vietnam Era Veterans); 48 C.F.R. §52.222-36 (Handicapped Workers); 48 C.F.R. §52.223-2 (Clean Air and Water); and 48 C.F.R. §52.223-3 (Hazardous Material Identification and Material Safety Data). Unless previously provided, if the value of this Agreement exceeds $10,000, the Agent shall provide a Certificate of Nonsegregated Facilities to Monsanto. Furthermore, Monsanto and the Agent shall each comply with the Immigration Reform and Control Act of 1986 and all rules and regulations issued thereunder. Each party hereby certifies, agrees and covenants that none of its employees or employees of its subcontractors who perform work under this Agreement is or shall be unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, and each party shall defend, indemnify and hold the other party harmless from any and all liability incurred by or sought to be imposed on the other party as a result of the first party’s failure to comply with the certification, agreement and covenant made by such party in this Section.
     Section 11.12. Governing Law.
          (a) The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware (exclusive of such state’s choice of laws or conflicts of laws rules) and, to the extent applicable, the federal statutory, regulatory and decisional law of the United States.
          (b) Any suit, action or proceeding against any party hereto with respect to the subject matter of this Agreement, or any judgment entered by any court in respect thereof, must be brought or entered in the United States District Court for the District of Delaware, and each such party hereby irrevocably submits to the jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. If such court does not have jurisdiction over the subject matter of such proceeding or, if such jurisdiction is not available, then such action or proceeding against any party hereto shall be brought or entered in the Court of Chancery of the State of Delaware, County of New Castle, and each party hereby irrevocably submits to the jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each party hereto hereby irrevocably waives any objection which either of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought as provided in this subsection, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent each party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, each party hereto hereby irrevocably waives such immunity with respect to its obligations under this subsection. Except as otherwise provided herein, the parties hereto agree that exclusive jurisdiction of all disputes, suits, actions or proceedings between the parties hereto with respect to the subject matter of this Agreement lies in the United States District Court for Delaware, or the Court of Chancery of the State of Delaware, County of new Castle, as hereinabove provided. The Agent hereby irrevocably appoints CT Corporation, having an address at 1209 Orange Street, Wilmington, Delaware 19801 and Monsanto hereby irrevocably appoints CT Corporation, having an address at 1209 Orange Street, Wilmington, Delaware 19801, as its agent to receive on behalf of each such party and its respective properties, service of copies of any summons and complaint and any other pleadings which may be served in any such action or proceedings. Service by mailing (by certified mail, return receipt requested) or delivering a copy of such process to a party in care of its agent for service of process as aforesaid shall be deemed good and sufficient service thereof, and each party hereby irrevocably authorizes and directs its respective agent for service of process to accept such service on its behalf.
     Section 11.13. Public Announcements. No public announcement may be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of the Agent and Monsanto, provided that either party may make such disclosure if advised by counsel that it is required to do so by applicable law or regulation of any governmental agency or stock exchange upon which securities of such party are registered. The Agent and Monsanto will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.
     Section 11.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be constitute one and the same agreement.
[signature page to follow]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above mentioned.

THE MONSANTO COMPANY

By:	/s/ Arnold W. Donald

Name: Arnold W. Donald
Title: Senior Vice-President

THE SCOTTS COMPANY

By:	/s/ James Hagedorn

Name:	James Hagedorn
Title:	Executive Vice President,
U.S. Business Groups

LIST OF EXHIBITS TO AMENDED AND RESTATED EXCLUSIVE AGENCY AND MARKETING AGREEMENT
Dated as of September 30, 1998
Between Monsanto Company and The Scotts Company
Exhibit A:       Central Agreements
Exhibit B:       Termination Notice Regarding Central Agreements
Exhibit C:       Letter Agreement Regarding Plastid Transformation Technology and Associated Genes
Exhibit D:       Permitted Products
LIST OF SCHEDULES

Schedule 1.1(a):	Included Markets
Schedule 1.1(b):	Roundup Products
Schedule 2.2(a)(ii):	Transition Services (to be provided)
Schedule 2.2(a):	Annual Business Plan Format
Schedule 3.1:	Services Outside North America (to be provided)
Schedule 3.2(d):	Cash Flow Chart
Schedule 3.3(c):	Income Statement Definitions and Allocation Methods
Schedule 3.8:	Current Sales of 2.5 Gallon SKU into the Lawn & Garden Channels
Schedule 4.1(a):	Management Structure
Schedule 4.2(a):	Steering Committee
Schedule 4.3(b):	Assigned Employees
Schedule 4.4(a):	Global Support Team
The Schedules, Exhibits and Channels to the Amended and Restated Exclusive Agency and Marketing Agreement have not been filed. Titles to the omitted Schedules, Exhibits and Channels appear above. The Registrant hereby agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon its request.
[confidentiality request, to come]

SCHEDULE 1.1(a)
Included Markets
U.S.
Belgium
Denmark
Norway
Sweden
EIRE
France
Germany
Netherlands
Canada
Australia
Puerto Rico
U.K.
Austria
Finland
Luxemburg

SCHEDULE 1.1(b)
Roundup Products

	Formulation	Size
United States and Puerto Rico

Roundup RTU	2% or less	2 gal or less
Roundup Concentrate	18%	1 gal or less
Roundup Tough Weed	27%	1 gal or less
Roundup Super Conc.	41%	1 gal or less
Roundup Aerosol	2% or less	2 gal or less
Roundup Edger	2% or less	2 gal or less
Kleeraway RTU	1% or less	1 gal or less
Kleeraway Conc.	7.5% or less	1/2 gal or less
Grower’s Choice
Pennington Pride	1% or less RTU	1 gal or less RTU
Green Charm Knock Out	7.5% or less Conc.	1/2 gal or less Conc.
Bullseye

Belgium

Roundup Alphee	7.2 g/l	3 1 or less
Roundup 60	60 g/l	500 ml or less
Roundup 120	120 g/l	500 ml or less
Roundup Ultra	360 g/l	500 ml or less
Howdown	120 g/l	500 ml or less
Quickclaim	120 g/l	500 ml or less

Denmark

Roundup Spray	7.2 g/l	3 1 or less
Roundup Gdn Plus	120 g/l	1 1 or less

Norway

Roundup Spray	7.2 g/l	3 l or less
Roundup Garden	120 g/l	250 ml or less

Sweden

Roundup Spray	7.2 g/l	3 l or less
Roundup Garden	120 g/l	1 l or less

EIRE

Roundup RTU	7.2 g/l	3 1 or less
Roundup GC	120 g/l	500 ml or less

France

Roundup Alphee	7.2 g/l	3 l or less
Roundup Pro 2	360 g/l	1 l or less
Roundup 3 p	170 g/l	1 l or less
Roundup GT	400 g/l	.91, 451
Goliath	360 g/l	500 ml or less
Goliath CJ	120 g/l	1 l or less
Herbivorax 90	90 g/l	1 l or less
Kommando	100 g/l	1 l or less

Germany

Roundup Alphee	7.2 g/l	1 l or less
Roundup L B Plus	360 g/l	125 ml or less
Roundup Ultra Gran	420 g/l	15.5g

Netherlands

Roundup RTU	7.2 g/l	1 l or less
Roundup H&T	360 g/l	125 ml

Canada

Roundup RTU	2% or less	4 l or less
Roundup Concentrate	18%	1 l or less
Roundup Super Conc.	41%	1 l or less

Australia

Roundup RTU	7.2 g/l	3 l or less
Roundup	360 g/l	1 l or less

United Kingdom

Roundup RTU	7.2 g/l	3 l or less
Roundup Brushkiller	120 g/l	1 l or less
Roundup Brushkiller RTU	7.2 g/l	1 l or less
Roundup GC Biactive	120 g/l	1 l or less
Roundup Ultra 3000	360 g/l	1 l or less
B&Q Complete Weed Killer RTU	7.2 g/l	3 l or less

B&Q Complete Weed Killer	45.2 g/l	1 l or less

Austria

Roundup LB Plus	360 g/l	125 ml or less

Finland

Roundup Spray	7.2 g/l	3 l or less
Roundup Bio	120 g/l	1 l or less

SCHEDULE 2.2(a)
Annual Business Plan Template

1)	Mission Statement and Explanation: Answers questions: What business are we in? Why does the business exist?
2)	Category Definition/Growth Trend: Also need to address related categories and their potential interaction with the target category
a)	Assessment of growth potential

b)	Competitor evaluation/assessment of threat
3)	Business Review: Summary of a process that will occur in each preceding January
a)	Critical learning from prior year

b)	Key Implications from learning: Arranged by key functional area
4)	Brand Positioning:
a)	Consumer Target: Demographics, Psychographics, use Segmentation

b)	Key feature(s), Attribute(s) and Benefits delivered (for brand and sub-brands)

c)	Brand Character/Imagery: Describe the personification of the brand/sub-brands
i)	This section should also specifically address the degree to which the proposed positioning is consistent with the Brand’s historical image
5)	Key Business Goals
a)	Financial: Historical trend and three year projections of Equivalent Case Volume, Net Sales, EBIT and ACM

b)	Competitive:
i)	Market Share Goal and trend

ii)	Advertising Share of Voice Goal and trend
c)	Consumer: Critical behavioral and attitudinal measures that describe the development of the Brand which could include:
i)	Penetration

ii)	Unaided awareness

iii)	Annual usage

iv)	Seasonal usage
d)	Customer:
i)	% ACV Distribution by Channel

ii)	Fill Rates by Top 10 customers (with detailed definition of what constitutes an on-time shipment)

iii)	Display achievement

iv)	Other measurable customer satisfaction measures
6)	Major Strategies to achieve Key Goals (some examples include...)
a)	Product Line: What products/drive groups/lines to focus on

b)	Significant new product launches

c)	Private Label at a Key Account(s)

d)	Marketing Support focus: Example would be a shift from advertising to promotion

e)	New Consumer Uses: Extended use campaign, new forms

f)	Geographic focus including a new regional/market emphasis. CDI/BDI analysis

g)	Seasonal focus including new emphasis if relevant. Weekly seasonality by region and drive group/item.

h)	Channel/Customer including new/alternative channels if relevant

i)	Operational strategies to address quality, capacity, cost position, service, technology application, etc., including fill rates, inventory levels and turns

j)	Acquisition/divestiture strategies to improve market position

7)	Functional Operating Plans: This is a lengthy section that lays out a detailed annual operating plan for each functional area in the business (including rationale where appropriate) and that pays particular attention to changes in that plan from the prior year’s plans and results. Each section will contain a detailed budget with direct and assigned expenses shown.
a)	General Management: Description of Business Unit Management team and planned costs
i)	Performance standards for all employees

ii)	Description of employee performance incentives and link to performance standards
b)	Marketing:
i)	Organization Plan

ii)	Spending allocation: Total spending by marketing support category including working and non-working media, consumer promotion, public relations, market research, etc.

iii)	Advertising: Preliminary media plan including spending trends, creative strategy and discussion of any planned/contemplated changes to that strategy.

iv)	Consumer Promotion: Promotion objectives, key plan elements and payout calculations

v)	POP Plan: Focus on Key changes versus prior year plan

vi)	Pricing: To include trends and competitive benchmarks

vii)	Packaging — graphic and physical: Changes planned along with specific costs, implementation timing and risk factors

viii)	Market Research plan: List all studies, cost estimate and rationale for each, including tracking

ix)	Public Relations

x)	Test plans (applies to all of above)
c)	Sales:
i)	Organization Plan

ii)	Top 5 Account Plans
(1)	Program changes anticipated

(2)	Planned Net Sales trends by drive group/item (with historical trend)

(3)	Profitability analysis

(4)	Category Management plans
iii)	Five year sales goals

iv)	Private Label/control brand opportunities

v)	Headquarter Sales Presentation plan with a focus on what the key messages are and discussion of any unique methods of communication to customers

vi)	Retail Merchandising Support including planned in-house, distributor and contracted merchandising services. Focus on in-store merchandising and display techniques as well as pre-season store set plans
(1)	Share of shelf

(2)	Share of off-shelf
vii)	Other selling services plans as appropriate

viii)	Product Knowledge Plan including principle target(s) and vehicles
d)	Operations:
i)	Organization Plan

ii)	Key Manufacturing initiatives such as: Cost savings, capacity planning, make/buy analyses, etc.

iii)	Distribution/Warehousing Plan

iv)	Inventory plan by month (versus prior year) that balances the need for high fill rates with a product utilization of working capital. Targets to be included in plan.

v)	Purchasing: Including Key supplier relationship development

vi)	Quality: Measurement and delivery against objectives from balanced scorecard

vii)	Capital Plan with capital expenditure detail
e)	Research & Development:
i)	Organization/Staffing Plan

ii)	Priority projects and innovation pipeline — new product portfolio review

iii)	Innovation launch timeline

iv)	Product specifications and planned changes

v)	Pioneering Research
f)	Customer Service:
i)	Organization Plan

ii)	Special Programs such as telemarketing

iii)	Discussion of and key changes to order taking, order processing invoicing, collection, reconciliation (to original P0 and program) procedures
g)	Consumer Service:
i)	Organization plan including a discussion of outsourced versus in-house services

ii)	Call volume and measurement of answering efficiency and effectiveness

iii)	Plan for communicating to marketing and operations any significant consumer complaints
8)	Detailed Financials — Prior Year, Current Year, Future Year
a)	Income Statement (annual and monthly), cash flow and balance sheet

b)	Net Sales and margins by key drive group/item, and including product mix analysis

c)	Selling and Marketing Expenses by key line item

d)	Assignment of Shared Services: This section will discuss the agreed upon allocation methodology for shared services to their respective Business Unit statements and highlights any proposed changes to that methodology

e)	Anticipated changes form prior year

f)	Financial Metrics
i)	Invoice accuracy
ii)	Days Sales Outstanding (DSO)

iii)	Obsolete inventory charge

iv)	Bad debt allowance

v)	Netbacks, MAT and COGS detail prior, current and next year
9)	Approved amendments: This section will show any amendments approved by senior management (or the Steering Committee)
a)	Includes spending at levels above those established in the annual business plan.

SCHEDULE 2.2(a)(ii)
Transition Services
     The parties agree that it is unnecessary to describe in detail the transition services called for by this Schedule 2.2(a)(ii); rather, the parties agree that these services shall be provided in good faith based on the past practices of the Solaris business unit of Monsanto.

SCHEDULE 3.1(a)
Accounting And Cash Flow Procedures Outside The United States
I.     Europe
The following terms shall govern operations of the Roundup L&G Business in Europe in place of Sections 3.1 through 3.3 of the Agreement. The remainder of the terms of Article 3 of the
Agreement shall apply to the operations for the European Roundup L&G Business.
       Section 3.1.       Bookkeeping and Financial Reporting.
                         (a)      Bookkeeping. Monsanto shall be responsible for all the bookkeeping for the Roundup L&G Business, which shall include, but not be limited to, (i) setting up a separate set of accounting records reflecting all the items of income, profit, gain, loss and deduction with respect to the Roundup L&G Business, including a profit and loss statement (“Roundup P&L”) and all other records relating to the Roundup L&G Business, including sales invoices and customer data (the “Roundup Records”) in accordance with Monsanto’s accounting policies (including the currency exchange methodology used by Monsanto); provided, that if any change in Monsanto’s accounting policies would adversely affect the Agent’s Commission (other than in a de minimis amount), the parties shall negotiate in good faith to change the thresholds and/or the Commission, as appropriate, to eliminate such adverse affect; (ii) collecting, recording and safeguarding receipts of all receivables and payables, costs or expenses either directly incurred by the Roundup L&G Business or Allocated thereto by either party pursuant to the terms of Section 3.3 hereof. At all times, Monsanto shall make available via computer and/or original documentation, to the Agent’s employees designated by the Agent, access to the Roundup Records as appropriate on a need-to-know basis, and such access shall include, but not be limited to, daily sales updates.
                         (b)      Financial Reporting. Monsanto shall provide to the Agent financial reports for the Roundup L&G Business based on Monsanto’s current practice and timing.
                         (c)      Audit. The Agent shall have the right to periodically audit or have an independent accountant audit, on the Agent’s behalf, all the Roundup Records. The audit shall be at the cost of the Agent unless any material error has been committed by Monsanto, in which case Monsanto shall bear the cost of the audit. Upon exercise of its right of audit, and discovery of any disputed item, the Agent shall provide written notice of dispute to Monsanto. The parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.
       Section 3.2.       Ordering, Invoking and Cash Flow Cycle.
                         (a)      Ordering and Invoicing. Monsanto shall perform all order taking, order processing and invoicing for the Roundup Products. Orders filled for Roundup Products shall be invoiced on invoices, or an EDI version thereof, which shall include all taxes (other than Income Taxes), duties, and other charges imposed by governmental authorities based on the production or sale of Roundup Products or their ownership or transportation to the place and time of sale, based on Monsanto’s past practices for such products.
                         (b)      Customer Remittances. Customers of Roundup Products shall be directed, as per the invoices, to remit directly the invoiced amounts for all Roundup Products to Monsanto’s designated bank account.

                         (c)      Roundup Bank Accounts. Monsanto shall establish or use existing bank accounts (the “Roundup Europe Bank Accounts”) to serve as the bank accounts for the Roundup L&G Business in Europe (i) for the receipt of Customer remittances as described in Section 3 22(b), and (ii) for making any and all payments incurred in connection with the Roundup L&G Business either as direct Expenses of the Roundup L&G Business or as reimbursements to either party for services rendered or out of pocket costs related to the Roundup L&G Business as described more particularly in Section 3.3 hereof.
       Section 3.3.       Expenses and Allocation Rules.
                         (a)      Expenses. Each and every Expense, either as a direct expense or an allocated one, shall only be charged to the Roundup L&G Business and consequently taken into account in the Program EBIT statements set forth in Section 3.6(c) hereto if part of a category of Expenses specifically authorized by the terms of the Annual Business Plan and within the aggregate amount prescribed in the Annual Business Plan for such category of Expense (“Budget”) (“Approved Expense”). Any Expense which shall exceed its prescribed Budget shall solely be the responsibility of the party incurring it unless such expense is required to implement an approved Significant Deviation from the Annual Business Plan or is necessary to support sales orders above budgeted sales pursuant to sales programs contemplated by the Annual Business Plan.
                         (b)      Direct vs. Allocated. Each party shall have the right to verify whether any particular Expense is an Approved Expense by sending a written inquiry to that effect to the Agent’s nominee. The party incurring an Expense shall endeavor to promptly provide upon request of the Agent’s nominee the appropriate documentary evidence supporting such Expense. Upon failure by the said party to provide the appropriate documentary evidence, the inquiring party shall have the right to send a written notice of dispute to the other party and the parties shall resolve such dispute in the manner set forth in Section 3.4 hereof. Upon determination by such Independent Accountant (as defined in Section 3.4) that the Expense was not Approved, such Expense shall be deducted from the Program Expenses and the party having incurred such Expense shall either promptly reimburse it to the Roundup Europe Bank Account, or shall withdraw its request for reimbursement if not reimbursed yet.
     Expenses shall be classified into (i) direct expenses of the Roundup L&G Business payable to vendors, which shall be submitted directly to Monsanto for payment out of the Roundup Europe Bank Account or (ii) as Allocated Expenses which shall be submitted by either party to Monsanto for reimbursement out of the Roundup Europe Bank Account. Payment of any direct expenses incurred by either party on behalf of the Roundup L&G Business shall be made as they become due in accordance with the applicable commercial terms agreed upon with each vendor.
     Allocated Expenses shall be paid on the fifteenth (15th) day of each month provided such allocated Expenses shall be properly supported and submitted in writing no more than three (3) days after the end of each month to Monsanto.
                         (c)      Allocation Rules. In the performance of their obligations under this Agreement, each party shall incur allocated Expenses directly related to the Roundup L&G Business. Each allocated Approved Expense, regardless of the party incurring it, shall be reimbursed as described in Section 3.5(b) provided such expense shall be allocated in accordance with the Allocation Rules set forth for each category of cost and service per country or region, as the case may be, in Schedule 3.3(c) attached hereto (“Allocated Expense”).

II.    Canada
     The following terms shall govern operations of the Roundup L&G Business in Canada in place of Sections 3.1 through 3.3 of the Agreement. The remainder of the terms of Article 3 of the Agreement shall apply to Canadian Roundup L&G Business operations.
       Section 3.1.       Bookkeeping and Financial Reporting.
                         (a)      Bookkeeping. The Agent shall, on behalf of Monsanto, be responsible for all the bookkeeping for the Roundup L&G Business, which shall include, but not be limited to, (i) setting up a separate set of accounting records reflecting all the items of income, profit, gain, loss and deduction with respect to the Roundup L&G Business, including a profit and loss statement (“Roundup P&L”) and all other records relating to the Roundup L&G Business including sales invoices and customer data (the “Roundup Records”) in accordance with the written set of accounting policies (including the currency exchange methodology used by Monsanto) as shall be provided by Monsanto; provided, that if any change in Monsanto’s accounting policies would adversely affect the Agent’s Commission (other than in a de minimis amount), the parties shall negotiate in good faith to change the thresholds and/or the Commission, as appropriate, to eliminate such adverse effect; (ii) collecting, recording and safeguarding receipts of all receivables and payables, costs or expenses either directly incurred by the Roundup L&G Business or Allocated thereto by either party pursuant to the terms of Section 3.3 hereof. At all times, the Agent shall make available via computer and/or original documentation, to the Assigned Employees designated by Monsanto, continuous access to the Roundup Records as appropriate on a need-to-know basis; such access shall include, but not be limited to, daily sales updates.
                         (b)      Financial Reporting. The Agent shall provide to Monsanto monthly financial statements, including (i) the Roundup P&L, balance sheet and cash flow statements, (ii) the Netback expense detail (accruals and actuals), (iii) all other Expense detail (accruals and actuals), and (iv) Cost of Goods Sold detail. Such monthly financial statements shall be provided (i) in their preliminary form, no later than four (4) business days following the end of the calendar month, and (ii) in their final form, together with an estimate of sales for the current month, no later than six (6) business days following the end of the calendar month.
                         (c)      Audit. Monsanto shall have the right to periodically audit or have an independent accountant audit, on Monsanto’s behalf, all the Roundup Records. The audit shall be at the cost of Monsanto unless any material error has been committed by the Agent, in which case the Agent shall bear the cost of the audit. Upon exercise of its right of audit, and discovery of any disputed item, Monsanto shall provide written notice of dispute to the Agent. The parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.
       Section 3.2.       Ordering, Invoicing and Cash Flow Cycle.
                         (a)      Ordering and Invoicing. The Agent shall perform, on behalf of Monsanto, all order taking, order processing and invoicing for the Roundup Products, it being understood that orders filled for Roundup Products shall be invoiced on the invoices used by the Agent for its other non-Roundup products provided such invoices or their EDI version shall (i) identify the Agent as an agent for Monsanto for the sale of all Roundup Products and Monsanto as the actual transferor of title to Roundup Products; (ii) direct payment of such invoice to be made directly to the account designated by the Agent; and (iii) include all taxes (other than Income taxes), duties, and other charges imposed by governmental authorities based on the production or sale of Roundup Products or their ownership or transportation to the place and time of sale.

                         (b)      Customer Remittances. Customers of Roundup Products shall be directed, as per the invoices, to remit directly the invoiced amounts for all Roundup Products to the Roundup Canada Bank Account (defined below).
                         (c)      Roundup Bank Accounts. Monsanto shall establish or use existing bank accounts (the “Roundup Canada Bank Accounts”) to serve as the bank accounts for the Roundup L&G Business (i) for the receipt of Customer remittances as described in Section 3.2(b), and (ii) for making any and all payments incurred in connection with the Roundup L&G Business either as direct Expenses of the Roundup L&G Business or as reimbursements to either party for services rendered or out of pocket costs related to the Roundup L&G Business as described more particularly in Section 3.3 hereof. Monsanto shall grant the Agent’s nominee the authority to manage the Roundup Canada Bank Accounts on Monsanto’s behalf as it relates to the Roundup L&G Business in Canada, and more generally take any and all actions requested for the payment of all the Roundup L&G Business Expenses in compliance with the terms of Section 3.3 hereunder as per the Cash Flow Chart attached hereto as Schedule 3.2(d); provided that checks in an amount over $25,000 shall also require the co-signature of an Assigned Employee or a member of the Global Support Team or such other employee of Monsanto as is designated by a member of the Global Support Team.
       Section 3.3.       Expenses and Allocation Rules.
                         (a)      Expenses. Each and every Expense, either as a direct expense or an allocated one, shall only be charged to the Roundup L&G Business and consequently taken into account in the Program EBIT statements set forth in Section 3.6(c) hereto if part of a category of Expenses specifically authorized by the terms of the Annual Business Plan and within the aggregate amount prescribed in the Annual Business Plan for such category of Expense (“Budget”) (“Approved Expense”). Any Expense which shall exceed its prescribed Budget shall solely be the responsibility of the party incurring it unless such expense is required to implement an approved Significant Deviation from the Annual Business Plan or is necessary to support sales orders above budgeted sales pursuant to sales programs contemplated by the Annual Business Plan.
                         (b)      Direct vs. Allocated. Each party shall have the right to verify whether any particular Expense is an Approved Expense by sending a written inquiry to that effect to the Agent’s nominee. The party incurring an Expense shall endeavor to promptly provide upon request of the Agent’s nominee the appropriate documentary evidence supporting such Expense. Upon failure by the said party to provide the appropriate documentary evidence, the inquiring party shall have the right to send a written notice of dispute to the other party and the parties shall resolve such dispute in the manner set forth in Section 3.4 hereof. Upon determination by such Independent Accountant (as defined in Section 3.4) that the Expense was not Approved, such Expense shall be deducted from the Program Expenses and the party having incurred such Expense shall either promptly reimburse it to the Roundup Canada Bank Account, or shall withdraw its request for reimbursement if not reimbursed yet.
     Expenses shall be classified into (i) direct expenses of the Roundup L&G Business payable to vendors, which shall be submitted directly to the Agent’s nominee for payment out of the Roundup Canada Bank Account or (ii) as Allocated Expenses which shall be submitted by either party to the Agent’s nominee for reimbursement out of the Roundup Canada Bank Account. Payment of any direct expenses incurred by either party on behalf off the Roundup L&G Business shall be made as they become due in accordance with the applicable commercial terms agreed upon with each vendor.

     Allocated Expenses shall be paid on the fifteenth (15th) day of each month provided such allocated Expenses shall be properly supported and submitted in writing no more than five (5) days after the end of each month to the Agent’s nominee in charge of the Roundup Canada Bank Account.
                         (c)      Allocation Rules. In the performance of their obligations under this Agreement, each party shall incur allocated Expenses directly related to the Roundup L&G Business. Each allocated Approved Expense, regardless of the party incurring it, shall be reimbursed as described in Section 3.5(b), provided such expense shall be allocated in accordance with the Allocation Rules set forth for each category of cost and service per country or region, as the case may be, in Schedule 3.3(c) attached hereto (“Allocated Expense”).
III.  Australia
     The following terms shall govern operations of the Roundup L&G Business in Australia in place of Sections 3.1 through 3.3 of the Agreement. The remainder of the terms of Article 3 of the Agreement shall apply to Australian Roundup L&G Business operations.
       Section 3.1.       Bookkeeping and Financial Reporting.
                         (a)      Bookkeeping. The Agent shall, on behalf of Monsanto, be responsible for all the bookkeeping for the Roundup L&G Business, which shall include, but not be limited to, (i) setting up a separate set of accounting records reflecting all the items of income, profit, gain, loss and deduction with respect to the Roundup L&G Business, including a profit and loss statement (“Roundup P&L”) and all other records relating to the Roundup L&G Business, including sales invoices and customer data (the “Roundup Records”) in accordance with the written set of accounting policies (including the currency exchange methodology used by Monsanto) as shall be provided by Monsanto; provided, that if any change in Monsanto’s accounting policies would adversely affect the Agent’s Commission (other than in a de minimis amount), the parties shall negotiate in good faith to change the thresholds and/or the Commission, as appropriate, to eliminate such adverse effect; (ii) collecting, recording and safeguarding receipts of all receivables and payables, costs or expenses either directly incurred by the Roundup L&G Business or Allocated thereto by either party pursuant to the terms of Section 3.3 hereof. At all times, the Agent shall make available via computer and/or original documentation, to the Assigned Employees designated by Monsanto continuous access to the Roundup Records as appropriate on a need-to-know basis; such access shall include, but not be limited to, daily sales updates.
                         (b)      Financial Reporting. The Agent shall provide to Monsanto monthly financial statements, including (i) the Roundup P&L, balance sheet and cash flow statements, (ii) the Netback expense detail (accruals and actuals), (iii) all other Expense detail (accruals and actuals), and (iv) Cost of Goods Sold detail. Such monthly financial statements shall be provided (i) in their preliminary form, no later than four (4) business days following the end of the calendar month, and (ii) in their final form, together with an estimate of sales for the current month, no later than six (6) business days following the end of the calendar month.
                         (c)      Audit. Monsanto shall have the right to periodically audit or have an independent accountant audit, on Monsanto’s behalf, all the Roundup Records. The audit shall be at the cost of Monsanto unless any material error has been committed by the Agent, in which case the Agent shall bear the cost of the audit. Upon exercise of its right of audit and discovery of any disputed item, Monsanto shall provide written notice of dispute to the Agent. The parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.

       Section 3.2.       Ordering, Invoking and Cash Flow Cycle.
                         (a)      Ordering and Invoicing. The Agent shall perform, on behalf of Monsanto, all order taking, order processing and invoicing for the Roundup Products, it being understood that orders filled for Roundup Products shall be invoiced on the invoices used by the Agent for its other non-Roundup products provided such invoices or their EDI version shall (i) identify the Agent as an agent for Monsanto for the sale of all Roundup Products and Monsanto as the actual transferor of title to Roundup Products; (ii) direct payment of such invoice to be made directly to the account designated by the Agent; and (iii) include all taxes (other than Income Taxes), duties, and other charges imposed by governmental authorities based on the production or sale of Roundup Products or their ownership or transportation to the place and time of sale.
                         (b)      Customer Remittances. Customers of Roundup Products shall be directed, as per the invoices, to remit directly the invoiced amounts for all Roundup Products to the Agent’s designated bank account.
                         (c)      Receipts. At the end of each month, the Agent shall remit to the account designated by Monsanto for such purposes, the actual amount of the Customers’ remittances for the Roundup Products paid over the past month. Customer payment deductions that do not initially, clearly apply to Roundup Products shall not be withheld by the Agent from the remittances to Monsanto. If the Agent subsequently determines any of such payment deductions apply to sales of Roundup Products, the Agent shall be reimbursed therefor as part of the monthly cash reconciliation. Monsanto and the Agent agree that general Customer payment deductions will be prorated based on applicable sales, for which the Agent will also be reimbursed in the monthly cash reconciliation. Any non-Roundup Product payment deductions, for whatever reason, shall not be applied against Roundup Products.
                         (d)      Roundup Bank Accounts. Scotts shall establish or use existing bank accounts (the “Roundup Australia Bank Accounts”) to serve as the bank accounts for the Roundup L&G Business (i) for the receipt of Customer remittances as described in Section 3.2(b), and (ii) for making any and all payments incurred in connection with the Roundup L&G Business either as direct Expenses of the Roundup L&G Business or as reimbursements to either party for services rendered or out of pocket costs related to the Roundup L&G Business as described more particularly in Section 3.3 hereof. The Agent shall take any and all actions requested for the payment of all the Roundup L&G Business Expenses in compliance with the terms of Section 3.3 hereunder as per the Cash Flow Chart attached hereto as Schedule 3.2(d). Monsanto may perform its own reconciliation of the Roundup Australia Bank Accounts and may conduct a weekly review of the check register.
       Section 3.3        Expenses and Allocation Rules.
                         (a)      Expenses. Each and every Expense, either as a direct expense or an allocated one, shall only be charged to the Roundup L&G Business and consequently taken into account in the Program EBIT statements set forth in Section 3.6(c) hereto if part of a category of Expenses specifically authorized by the terms of the Annual Business Plan and within the aggregate amount prescribed in the Annual Business Plan for such category of Expense (“Budget”) (“Approved Expense”). Any Expense which shall exceed its prescribed Budget shall solely be the responsibility of the party incurring it unless such expense is required to implement an approved Significant Deviation from the Annual Business Plan or is necessary to support sales orders above budgeted sales pursuant to sales programs contemplated by the Annual Business Plan.

                         (b)      Direct vs. Allocated. Each party shall have the right to verify whether any particular Expense is an Approved Expense by sending a written inquiry to that effect to the Agent’s nominee. The party incurring an Expense shall endeavor to promptly provide upon request of the Agent’s nominee the appropriate documentary evidence supporting such Expense Upon failure by the said party to provide the appropriate documentary evidence, the inquiring party shall have the right to send a written Section 3.4 hereof. Upon determination by such Independent Accountant (as defined in Section 3.4) that notice of dispute to the other party and the parties shall resolve such dispute in the manner set forth in the Expense was not Approved, such Expense shall be deducted from the Program Expenses and the party having incurred such Expense shall either promptly reimburse it to the Roundup Australia Bank Account, or shall withdraw its request for reimbursement if not reimbursed yet.
     Expenses shall be classified into (i) direct expenses of the Roundup L&G Business payable to vendors, which shall be submitted directly to the Agent’s nominee for payment out of the Roundup Australia Bank Account or (ii) as Allocated Expenses which shall be submitted by either party to the Agent’s nominee for reimbursement out of the Roundup Australia Bank Account. Payment of any direct expenses incurred by either party on behalf of the Roundup L&G Business shall be made as they become due in accordance with the applicable commercial terms agreed upon with each vendor.
     Allocated Expenses shall be paid on the fifteenth (15th) day of each month provided such allocated Expenses shall be properly supported and submitted in writing no more than three (3) days after the end of each month to the Agent’s nominee in charge of the Roundup Australia Bank Account.
                         (c)      Allocation Rules. In the performance of their obligations under this Agreement, each party shall incur allocated Expenses directly related to the Roundup L&G Business. Each allocated Approved Expense, regardless of the party incurring it, shall be reimbursed as described in Section 3.5(b), provided such expense shall be allocated in accordance with the Allocation Rules set forth for each category of cost and service per country or region, as the case may be, in Schedule 3.3(c) attached hereto (“Allocated Expense”).

SCHEDULE 3.2(d)
Cash Flow Chart

Schedule 3.2 (d) U.S.

ROUND*UP* BUSINESS UNIT -- CASH FLOWS - Domestic

Customers - Remitting Payments
Scotts Clearing Lockbox
(Ortho Payments)
#3 – RUP Pmts
#1
#5
The Scotts Company
#4b
#2
#4a
#6
Vendors
Roundup BU
(Current Monsanto bank account will remain open)
(Adding deposit account and ZBA account)
Monsanto Deposit Acct.
(Treasury Swept)
Monsanto Zero Balance Disbursement Acct
(Scotts will use for disbursements)
Monsanto
Payroll Account
-- Payroll charges
-- RUP Team
– Glyphosate charges
– Incentives
– Other Expenses
RUP Employees
Disbursement Acct
– RUP Team Expenses

Notes:

1 Fixed Monthly Payment to RUP
2 EBITDA Payment from RUP
3 Daily Average Cash disbursed to RUP based on formula (% of sales?)
4 Cash True-up (weekly / monthly?)
  a to Scotts
  b from Scotts
5 Oper. Expenses from: Scotts to: RUP
6 Tolling Fee Payments to Scotts
7 MTC Payroll (bill to Scotts)

Schedule 3.2 (d) Europe before 10/1/99 Europe

Scotts Agreement Roundup Products Tr

MTC
SCOTTS
VENDOR
MTC Manufacturing Toll Handling & Warehousing
Customer Orders
Income Statement
Gross Sales
- Sales Deductions
Rebates
Freight
Net Sales
- COGS at Std
Gross Margin
- Other Costs
Variances
HSW
Write Offs...
Gross Profit
- MAT
Assigned MTC
Assigned Scotts
TSA's
Operating Profit
- WC charge
EBIT
Due Billing
Delivery Billing
Customer Receivable
MTC Transition Service Agreements
Invoice
SCOTTS Roundup L&G Cost Assigned
MTC Roundup L&G Cost Assigned Mgmt & Foundation
Customer payment
Working Capital Charge
MTC Bankacct
Scotts EBIT
Scotts Invoice
SCOTTS Bankacct

1874 MDS1/4/99

Schedule 3.2 (d) Europe after 10/1/99 Europe

Scotts Agreement Roundup Products AI

MTC
SCOTTS
VENDOR
MTC Manufacturing Toll Handling & Warehousing
Customer Orders
Customer Orders
Cost
Income Statement
Gross Sales
- Sales Deductions
Rebates
Freight
Net Sales
- COGS at Std
Gross Margin
- Other Costs
Variances
H&W
Write Offs...
Gross Profit
- MAT
Assigned MTC
Assigned Scotts
TSA's
Operating Profit
- WC charge
EBIT
Due Billing
Delivery Billing
SCOTTS Roundup L&G Cost Assigned
Invoice
MTC Roundup L&G Cost Assigned Mgmt & Foundation
Scotts Receivable
Payable to MTC
Customer Receivable
Customer payment
Working Capital Charge
SCOTTS Bankacct
MTC Bankacct
Scotts Invoice
Scotts EBIT

1874 MDS1/4/99 R-up

Schedule 3.2(d) Cash Flow — U.K. Only

DESCRIPTION	ACCTING ENTRI
Monsanto plc receipt
- direct payments to bank
- cheques received and banked / cheque register created
- RIP credited	cr to 11125839

Roundup / Non Roundup invoices cleared from SAP according customer remittance advice / Deductions entered in accordance with attached agreement This allocation debits Mplc / Phostrogen RIP.	dr to 11125839

Phostrogen related cash placed in holding account	cr to ????

Cash paid on the 20th of the month following receipt	dr to ????

Non Roundup receipts
- direct payments to bank
- cheques received and banked / cheque register created
- RIP credited	cr to 11125839

Roundup / Non Roundup invoices cleared from SAP according to customer remittance advice / Deductions entered in accordance with attached agreement This allocation debits Mplc / Phostrogen RIP.	dr to 11125839

Phostrogen Limited receipt

Cheques received payable to Phostrogen Limited forwarded to Corwen immediately and no accounting entries made

Cheque banked into Phostrogen bank account by Corwen

Customer accounts cleared in Corwen and deductions booked in accordance with agreement

Schedule 3.2 (d) Canada

SCOTT'S ROUNDUP ***BUSINESS UNIT – CASH FLOW***

Customers Remitting Payments
Vendor Payments
1
Customer Cash
2
4
Monsanto & RUP BU
Payroll - Employees
3
S.G.C. Bank
5
6
Split – RU Cash SGC Cash

Notes:

1Cash Receipts - Customers
2Cash Payments - Vendors
3Payroll - Employees
4Monthly Remittance to Monsanto for 50% of RUP
4(Revenue-COGS-Expenses)
5Monsanto Pays for S.G.C. services ie. Regulatory
6SGC Pays for Monsanto services ie. Core & foundation

Schedule 3.2 (d) Australia

Monsanto	Example C3
Roundup Australia
Date
Cash Flow Statement

	Month	YTD
Cash flows from operating activities:
Net (Loss)/Income

Depreciation
Amortization
Extraordinary loss
(Gain)/Loss on sale of property

Changes in working capital:
Accounts receivable
Inventories
Prepaids
Accounts payable
Accrued liabilities

Other, net
Net cash provided by / (used in) operations

Cash flows from investing activities:
Capital Expenditures
Proceeds on Sale of Property Acquisitions
Other
Net cash provided by / (used in) investing activities

Cash flows from financing activities:
Borrowings — operations funding
Borrowings — acquisitions
Dividends paid
Other
Net cash provided by / (used in) financing activities

Net increase (decrease) in cash

Cash, beginning of period

Cash, end of period	0	0

SCHEDULE 3.3(c)
INCOME STATEMENT DEFINITIONS
AND
ALLOCATION METHODS

Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Schedule 3.3(c) Page 4 of 11 RUPPLDefinitions.xls

Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Toller variances	Differences between actual standard costs of products at toll manufacturers	Direct; default based on % of Roundup cases produced at specific toll manufacturer	X	X

Price variances	Differences between actual and standard costs of raw and packaging materials acquired for production	Direct; default based on % of Roundup purchases related to price variance drivers	X	X

Gross profit	Net sales less product and non-standard cost of good sold

MAT-Marketing	Functional areas responsible for creating brand Image, developing brand awareness strategies and promotions. Also includes all sales activities performed by business unit personnel.

Direct marketing	Marketing activities associated expenses which can be directly traced to Roundup

Advertising	Includes network, spot and cable TV, radio, print media, advertising production costs, and advertising agency fees	Actual default based on % of direct media spending	X

Public relations	Includes expenses related to public relations (indirect advertising) and related agency fees	Actual	X

Consumer promotion	Includes consumer directed rebates, in-stores promotional activities and give-aways, and point-of-purchase materials	Actual	X

Trade promotion	Any trade directed promotions (not already included in MDF), including related agency fees	Actual	X

Brand specific market research	Market research directed toward the Roundup brand	Actual	X

Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Schedule 3.3(c) Page 5 of 11 RUPPLDefinitions.xls

Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Brand specific marketing management	Primarily personnel and related support cost (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of marketing personnel dedicated to L&G Roundup	Actual	x	x	x

Allocated marketing	Marketing activities managed on a shared services basis

Marketing management	Primarily personnel and related support cost (salaries, incentives, fringes, relocation, travel & entertainment, computers, communications, and space & supplies) of marketing management group overseeing L&G Roundup and related products	Based on management’s assessment of % of time of general marketing management group spend on Roundup activities		x

Marketing support functions	Functions included innovation, market research and creative services. Principally personnel costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the marketing support functions	Based on management’s assessment of % of time marketing support function groups spend on Roundup activities		x

Other marketing expenses	All other marketing related expenses, excluding advertising, promotions and personnel costs

Innovation projects	Consulting material and other non-personnel related costs associated with package design	Direct default based on overall % of innovation group activities directed toward Roundup	x	x

Package design	Agency fees, supplies and material and other non-personnel related cost associated with package design	Direct default based on overall % of creative service group activities directed toward Roundup	x	x	x

Market research services	Fees and other non-personnel costs associated with non-brand specific market research (POS data, usage and attitudes studies, etc.)	Direct default based on overall % of market research group activities directed toward Roundup	x	x

Monsanto and Scotts	Schedule 3.3(c)
Exclusive Agency and Marketing Agreement for Roundup	page 8 of 11
Income Statement Definitions and Allocation Methods	RUPPLDefinitions.xls

Anticipated Source

Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC

SVP and general management	Primarily personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the business unit general management group. Also includes general costs of operating the business unit not otherwise assigned or classified	Direct for Roundup assigned employees, including reasonable charges for fringe benefits and related support costs.
		Scotts costs will be allocated based on agreed to % of actual business unit general support costs		X	X

Information technology	Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the information technology function supporting the business unit which manages the L&G Roundup brand. Costs also include depreciation and annual software license fees, hardware depreciation and rental, outside service fees and contracts and other non-personnel costs associated with operating the information technology group.	Scotts costs will be allocated based on agreed to % of actual business unit information technology costs, net of developmental costs, but including service costs		X

Finance and accounting	Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the finance and accounting functions supporting the business unit which manages the L&G Roundup brand. Functions include financial planning and analysis, general accounting, order-to-cash functions assigned to finance, accounts payable and payroll. Costs will also include internal and external audit fees, specialized IT services, and corporate treasury, tax and controllership functions.	Direct for Roundup seconded people, including reasonable charges for fringe benefits and related support costs.
		Scotts costs will be allocated based on agreed to % of actual business unit finance and accounting costs		X	X

SCHEDULE 4.2(A)
STEERING COMMITTEE

For the Agent:

Charles Berger
Jim Hagedorn

For Monsanto:

Arnold W. Donald
Jim Neal

Schedule 3.8 U.S.
Monsanto Direct Sales of Roundup AG Products into the Lawn and Garden Channel
Sort by: Product Parent

				Oct 97	Oct 97	Oct 97	Jan 98	Jan 98	Jan 98
				to Sep 98	to Sep 98	to Sep 98	to Dec 98	to Dec 98	to Dec 98
Product	Description	Parent	Description	Ship $	Ship QtyEA	Ship Cost	Ship $	Ship QtyEA	Ship Cost
50326	ROUNDUP PRO — 2/2.5 GAL PL E	1446	Costco	1,108,248	8,640	1,048,232	834,179	6,432	781,006
50326	ROUNDUP PRO — 2/2.5 GAL PL E	2886	Navy — Norioi rent	272	2	243	272	2	243
50326	ROUNDUP PRO — 2/2.5 GAL PL E	10542	Tru Serve Corp party	276,674	2,128	257,624	251,121	1,954	238,479
50326	ROUNDUP PRO — 2/2.5 GAL PL E	11339	Home Depot	1,556,696	11,478	1,393,109	1,648,968	12,206	1,482,114
50326	ROUNDUP PRO — 2/2.5 GAL PL E	11465	Lowes Companies Inc	1,217,734	9,038	1,098,436	1,207,974	8,928	1,084,082
50326	ROUNDUP PRO — 2/2.5 GAL PL E	12384	Tru Serv Corp east	1,560	12	1,457	1,560	12	1,457
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13141	Wal-Mart	(737)	(6)	(729)	(737)	(6)	(729)
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13346	Ace Hardware Corp	405,686	3,182	385,664	436,995	3,470	421,345
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13501	Handy Hdwe Wholesale Inc	41,247	320	38,856	47,635	370	44,927
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13508	Do It Best Corporation	76,060	604	73,341	65,325	508	61,684
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13509	Our Own Hardw 720	1,560	12	1,443	-	-	—
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13627	Sams Club	180,940	1,236	150,324	159,120	1,224	148,624
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13631	Sample Deferred Account	-	2	121	-	2	121
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13660	Tru Serv Corp	69,827	536	84,899	51,979	400	48,570
50326	ROUNDUP PRO — 2/2.5 GAL PL E	13710	United Hardward Distributing	280	2	248	260	2	243
50326	ROUNDUP PRO — 2/2.5 GAL PL E	72320	Jerrys Bldg Materials Inc	17,266	128	15,338	17,058	128	15,300
50326	ROUNDUP PRO — 2/2.5 GAL PL E	77404	CGP Buy/Sell — Distr	91,164	712	86,066	71,200	560	67,998
50326	ROUNDUP PRO — 2/2.5 GAL PL E	81121	Payless Cashways Inc	(266)	(8)	(765)	24,304	172	20,885
50326	ROUNDUP PRO — 2/2.5 GAL PL E	81264	Orgill, Inc.	85,020	654	79,316	115,587	906	110,011
50326	ROUNDUP PRO — 2/2.5 GAL PL E	81719	Tru Serv Corporation	(1,366)	-	-	(283)	-	—
50326	ROUNDUP PRO — 2/2.5 GAL PL E****		*TOTAL*	5,109,834	38,674	4,689,219	4,932,493	37,278	4,526,360

1

Schedule 3.8 U.K.
Monsanto direct sales of Roundup AG Products into Lawn and Garden Channels for the U.K.
Special Accounts of Interest:

B&Q	0
Do-It-All	0
GT Mills	0
Home Base	0
Wickes	0
Asda	0
Tesco	0
Makro	0
Wilkinsons	0
Woolworths	0

Schedule 3.8     France
(Volume in Units)

	96/97		97/98
Total Sales of Roundup	429,720		322,908
1L Bioforce including AG

Nielsen tracked	140,000		64,000
L&G Roundup
Bioforce Sales

Agreed Benchmark		102,000
Roundup Bioforce
1L Sales into
L&G Channel

Schedule 3.8 France

Monsanto Direct Sales of Roundup AG Products into Lawn and Garden Channels for France:
Specific Accounts of Interest:

(Volume)	96/97	97/98
Leclerc	0	0
Gamm Vert (Uncaa)	137,364	110,124
Tripode	0	0
Carrefour	0	0
Briomarche	0	0
Apex (Coopagri)	13,584	11,568
Casino	0	0
Intermarche	0	0
Castorama	0	0
Promodes	0	0

Schedule 3.8 France Total Roundup Bioforce 1 L Sales, Including AG Channel Sales
Sales Bio 1 L
France Sales Bioforce 1 L
Avg. NSP in USD at budget parity
9697=5.071 FF — 9798=5.80 FF

Invoiced Customers	Volume		N.S.
	9697	9798	9697	9798
UNCAA	137,364	110,124	2,358,023	1,939,277
DE SANGOSSE	139,500	85,116	2,394,690	1,498,888
LESEUR	23,400	21,600	401,690	380,375
GRUEL-FAYER	4,632	1,860	79,514	32,754
DISPAGRI	52,176	44,232	895,666	778,923
SANE-DAGRIL	12,000	4,284	205,995	75,441
AGRIDIS	10,176	3,120	174,684	54,943
PKD	50,472	52,572	866,414	925,790

	429,720	322,908	7,376,676	5,686,390

			17.17	17.61

SCHEDULE 4.1(a)
Management Structure

Schedule 4.1 (a)

Roundup® Management Structure

MTC — Common Corporate Interests — OMS

- Achieve Volume and Profit at or above Plan
- Continue to strengthen the Roundup® Brand
- Have a management structure which leverages the strengths of both companies while working together in a constructive and harmonious

MTC Issues

- Retain ability to manage the business should the Roundup partnership fail
- Retain control over key business decisions
- Provide global stewardship of the Roundup equity

OMS Issues

- Responsible for management of the business within the framework of approved business plans
- Need clear reporting relationships to business unit heads for all Roundup assigned personnel within the BU's including seconded employees
- Need clear definition of roles and responsibilities for all Roundup assigned personnel

Roundup® Management Structure
Steering Committee: “The Board of Directors”
•	2 from MTC, 2 from OMS

•	Disputes decided by President of Monsanto Ag
Global Support Team (GST): “Global Coordination, Communication and Stewardship of Roundup L&G Business”
•	3 members, all from MTC
Business Units (RU’s): “Country/Region Line Management”
•	Business Unit Head, Marketing, Sales, Finance, Operations and Other functional areas (including seconded MTC employees)

Roundup® Management Structure

MTC
OMS
Steering Committee
Direct
Direct
OMS
MTC
Business Units
•North America
•Europe
•Asia
Matrix
Global Support Team

Roundup® Management Structure

MTC
OMS
Steering Committee
•Approve Annual Business Plans
•Approve Strategic Plans
•Monitor achievement and redirect BU's and GST when necessary
•Approve key personnel decisions
OMS
Business Units
•Deliver Volume and Profit at or above plan
•Manage all day-to-day business including BU personnel
•Make non-key personnel decisions
•Develop all strategic and annual business plans with participation of GST
MTC
Global Support Team
•Participate in development of all strategic and annual business plans
•Drive realization of synergies with MTC Roundup activities
•Identify, communicate, monitor results
•Special emphasis in R&D and Regulatory
•Steward Roundup L&G brand equity
•Provide objective analysis/assessment of BU performance to MTC
•Agree to BU's salary and performance review of seconded MTC employees

Decision Making Process — Examples
•	Advertising Creative Development

•	Negative reaction to advertising

•	Key Account Planning

•	Key Account price exception

Example #1: Advertising TV Creative Development

Approval/Dispute
Action Step	Responsibility	Resolution

Overall Brand Strategy developed as part of Business Plan	BU Brand Team	BU Mgmt
Business Plan presentation to BU Mgmt & GRST	BU Brand Team	GRST + BU Mgmt
Annual Business Plan preliminary approval	RU Mgmt & GRST	Steering Committee
Annual Business Plan — final approval	Steering Committee
Brand Positioning statement developed	BU Brand Team
Brand Positioning approved	BU Mgmt & Global Rup Team	GRST
Advertising campaign Creative Direction to Agency	BU Brand Team	BU Mgmt
Campaign concepts developed by Ad Agency	BU Mgmt & GRST	GRST
Advertising direction approval	BU Brand Team	BU Mgmt
Narrow campaign concepts to 2	BU Mgmt
Concept testing with consumers	BU Brand Team	BU Mgmt
TV story board developed	BU Brand Team	BU Mgmt
Final TV storyboard approved — including copy	BU Mgmt & GRST	GRST
TV production (talent, TV shoot, etc.)	BU Brand Team	BU Mgmt
Rough cuts reviewed	BU Mgmt & GRST
Final TV spot approved	BU Mgmt & GRST	GRST

Example #2: Negative reaction to TV advertising

Approval/Dispute
Action Step	Responsibility	Resolution

Consumers call hot-line, write MTC, contact TV station and lodge complaints
Notification given to brand team & management	1-800 Hot-line	no choice
Notification given to GRST	BU Mgmt	no choice
Decision to notify Steering Committee	BUMgmt&GRST	either can decide
Assessment by brand team of issue, magnitude	BU Brand Team
Recommendation on action/inaction	BU Mgmt & GRST	GRST
Implement action/changes	BU Brand Team

Example #3: Home Depot MDF Planning for prospective season

Approval/Dispute
Action Step	Responsibility	Resolution

Overall Brand Strategy developed as part of Business Plan	BU Brand Team	BU Mgmt
Business Plan presentation to BU Mgmt & GRST	BU Brand Team	GRST/BU Msmt
Annual Business Plan preliminary approval	BU Mgmt & GRST	Steering Committee
Annual Business Plan — final approval	Steering Committee
Key Account Strategies developed	BU Key Accounts Team	BU Mgmt
Home Depot approach & specific MDF plan developed	Depot Account Team	BUMgmt&GRST
Preliminary planning session with Home Depot	Depot Account Team
Finalization session with Home Depot at Hardware Show	BU Mgmt & Depot Account Team	GRST
Regional marketing meetings with Depot Regional Merchants	Depot Account Team
Implementation of plan	Depot Account Team
Note: Key Accounts teams include representation from 2 MTC employees

Example #4: Home Depot demands incremental Roundup price reduction in-season

Approval/Dispute
Action Step	Responsibility	Resolution

Buyer contacts BU Home Depot Account rep/team
Account rep determines request is above plan & approval level	Account Team	no choice
Rep contacts Sales management & BUp seconded Acct Rep	Account Team
BU Account Team develops recommendation in concert with MTC
Rup key accounts rep	Account Team
...recommendation is within overall Annual Plan	BU Mgmt
... recommendation is outside Annual Plan	GRST/BU Mgmt	Steering Committee
Implementation of price change/no change	Account Team	BU Mgmt

SCHEDULE 4.2(a)
Steering Committee
For the Agent:

Charles Berger
Jim Hagedorn

For Monsanto:

Arnold W. Donald
Jim Neal

SCHEDULE 4.3
Assigned Employees
Dawn Albery, Finance
Kevin Cannon, Roundup America Brand Director
Dave Chambers, Key Accounts, U.S.
Sarah Dutton, Admin. Europe
Ralph Dymes, Key Accounts, Europe
Richard Garnett, Registration, Europe
Phil Jones, Marketing, Europe
Virginie Liardet, Brand Manager, Europe
Peter Medendorp, Key Accounts, U.S.
Open, Roundup Brand Director, Asia
Open, Key Accounts, France
Mark Pyper, Roundup Brand Director, Europe
Lynette Ross, Admin., U.S.
Daina Schmidt, Brand Manager, U.S.
Debbie Tracy, Admin., U.S.
Dennis Ward, Registration, U.S.

SCHEDULE 4.3 (b)
Assigned Employee Functions
>	Deliver Monsanto budgeted and LRP levels of financial performance for the business including:
•	gross and net sales net income

•	net income

•	CODB

•	COGS

•	MAT

•	Capital Employed

•	Cash Flow
>	Participate in development of strategic business plans including the annual business plan and long range strategic plans.

>	Provide Roundup brand stewardship and oversight to protect and build the value of the brand in all markets and for all products.

>	Participate in all brand advertising and creative development efforts and promotions to ensure executions that are aligned with financial objectives and brand stewardship interests.

>	Ensure measurement of key consumer brand metrics to monitor the health and growth of the brand.

>	Monitor AG, industrial and L&G market activities and pricing moves on Roundup to ensure maximum profitability for the overall Roundup franchise.

>	Direct all brand innovation efforts consistent with business plan objectives and financial targets.

>	Provide sales leadership and focus for Roundup. Facilitate achievement of account goals through joint/Scotts sales people and distribution.

>	Maintain key account relationships to secure leverage and support for Roundup.

>	Leverage trade marketing and category management initiatives to secure Roundup’s lead position in the weed control market.

>	Provide global priority and focus to the Scotts business units for Roundup interests.

>	Maintain critical leverage across the business management process to ensure development and growth of Monsanto’s Roundup L&G business interests.

>	Maintain involvement in analysis of competitive activity and play an integral role in addressing competitive pressures and future threats.

>	Coordinate SKU forecasts for production/deployment and financial purposes.

>	Provide regulatory interface with MTC to ensure proper regulatory support for products.

The Scotts Company
Ortho Business Group
Brand Manager Major Responsibilities
February 1999
As the primary champion of a Brand, the Brand Manager’s overarching responsibility is to optimize its short and long term volume and profit performance. Brand Managers have the authority and responsibility to interact with and manager every function in the Corporation to the extent they are required to deliver against this overarching goal. The Brand Manager’s major responsibilities include:
•	Develop and manage business plans to exceed Brand annual plan volume and profit goals
>	Recommend Brand annual plans

>	Perform ongoing review of Brand business to confirm appropriateness of selected strategy and plans. Recommend and alter as appropriate to deliver against Company volume and profit commitments

>	Develop overall Brand marketing plans including advertising, strategy, advertising creative, media, public relations, consumer promotion, trade promotion, and merchandising

>	Recommend and manage market research studies that can result in higher sales through improved consumer and customer understanding

>	Identify and implement cost savings opportunities that improve profitability without sacrificing Brand performance
•	Manage major Brand product development projects
>	Identify and evaluate opportunities and formulate plans to address them

>	Inspire all functions involved in projects to outstanding levels of performance

>	Recommend, conduct and analyze appropriate research to guide the process
•	Ensure all managed marketing plans are executed with excellence through Sales and all other functional groups
>	Inspire Sales through development and presentation of compelling selling tools

>	Communicate with Sales continually to ensure plan success

>	Work to ensure smooth transition of improved products or packages to distribution channels
•	Train subordinates to allow them to achieve their full potential as business managers
>	Develop and implement training plans, continuous feedback and formal evaluation

>	Foster an environment that supports high performance, job and Company commitment and fun

>	Manage and administer subordinate compensation consistent with Company policy
•	Make contributions to Brand, Department and Company to improve overall performance
>	Contribute to the recruiting process as appropriate

>	Mentor high potential employees

>	Develop and present marketing training programs as appropriate

>	Recommend and implement new processes or systems to smooth work process

The Scotts Company
Ortho Business Group
Director of Marketing Major Responsibilities
February 1999
A Director of Marketing at Scotts is the primary champion of a major brand or brands for the Company. In this role, the Director of Marketing is responsible for the short and long-term volume and profit performance of these brands and, in particular, for the health of the categories they compete in. The Directory of Marketing’s major responsibilities include the following:
•	Develop annual business plans for managed Brands to surpass budgeted volume and profit goals
>	Business Review

>	Product Line Review

>	Annual Business Plan
•	Manage the strategic planning process to ensure the long-term health of the Brands
>	SWOT Analysis

>	Identification of key success factors

>	Long Term Strategic Plan
•	Aggressively manage the growth of relevant category (ies) and ensure that Brands take a disproportionate share of that growth.
>	Ensure that category (ies) grow at a rate in excess of base population growth

>	Recommend category business building initiatives and test or expand them aggressively as appropriate
•	Ensure all Brands business plans are executed with excellence through Sales and other functional groups
>	Work closely with Sales Management to ensure strategic alignment

>	Collaborate with appropriate Innovation Team members to manage executional consistency to base Brands plans
•	Train subordinates to allow them to achieve their full potential as business managers
>	Develop and execute training plans, continuous feedback and formal evaluation

>	Create an atmosphere that fosters high performance, job and Company commitment and fun on the job

>	Manage and administer subordinate compensation consistent with Corporate policies
•	Make contributions to Department and Company to improve overall performance
>	Develop and present relevant training programs for Marketing and other functions

>	Create and refine Business processes to ensure excellent execution of plans

SCHEDULE 4.4 (a)
Global Support Team
Jim Neal, Leader
Danna McKay, Transition
Dawn Albery, Finance